                                     Registration 333-25269
                                     Filed Pursuant to
                                     Rule 424(b)(3)


                  THE  SCHWAB VARIABLE ANNUITY(TM)
            A  FLEXIBLE  PREMIUM   DEFERRED  FIXED  AND
                          VARIABLE ANNUITY


                           Distributed by
                     CHARLES SCHWAB & CO., INC.

           ---------------------------------------------
                                  Issued by
         FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY


  This prospectus describes interests under a flexible premium deferred annuity contract, The Schwab Variable Annuity (the "Contract"). The Contract is issued on a group basis by First Great-West Life & Annuity Assurance Company (the "Company"). Participation in the Contract will be accounted
  for by the issuance  of a  certificate   showing your interest
  under the Contract. Your certificate is also hereafter referred to as the "Contract."

  Your investment in the Contract may be allocated among twenty-four Investment Divisions of the Variable Annuity-1 Series Account ("Series Account") and the available Guarantee Periods under the Guarantee Period Fund. The Investment Divisions invest in various underlying funds
  (open-end   investment companies)  offered  by  fund  families
  such  as  Federated,    INVESCO, Janus, Lexington,  Berger,
  Alger, Schwab Funds, Stein Roe, Strong, Montgomery, American Century, SAFECO and Van Eck. You also have the option of allocating some or all of your investment in the Contract
  to the   Guarantee  Period Fund  which allows you to select
  one or  more Guarantee Periods, each of which offers you a
  specified interest rate for a  specified  period.   There  may
  be  a  market   value  adjustment on the  amounts  withdrawn
  from the Guarantee Period Fund.

  The minimum   initial   investment is $5,000 ($2,000 if  an
  IRA) or $1,000 if made  under   an  Automatic   Contribution
  Plan  ("ACP").   The  minimum subsequent  Contribution is $500
  (or $100 per month if made under an ACP).

  There are  no sales charges, redemption, surrender or
  withdrawal charges.  The  Contract   provides a Free Look
  Period of 10 days from your receipt of the Contract, during which time you may cancel your investment in the Contract. During the Free Look Period, all Contributions allocated
  to an Investment  Division  will  be  allocated   first  to
  the Schwab Money Market Investment Division and will remain there until the next Transaction Date following the
  end of the  Free Look Period.   Contributions  to the
  Guarantee Period Fund will be allocated immediately into the specified Guarantee Period(s).

  Your Variable  Account Value will increase or decrease   based
  on the investment  performance of the options you select. You
  bear the entire investment risk under  the   Contract   prior
  to the   annuity commencement date for all amounts in your
  Variable  Sub-Accounts.   While there is a guaranteed  death
  benefit, there is no guaranteed or minimum Variable Account Value on amounts allocated to Investment Divisions. Therefore, the Annuity Account Value you receive could be less than the total amount of your Contributions.

  Amounts allocated to the Guarantee Period Fund may be subject to a Market Value Adjustment which could result in receipt of less than your Contributions if you
  surrender,   Transfer,  make a partial withdrawal or apply
  amounts to purchase an  annuity  before a  Guarantee Period
  Maturity Date.   Whether  such a result actually  occurs
  depends on the timing of the transaction, the amount of the Market Value Adjustment and the interest rate credited. The interest rate in subsequent Guarantee Periods may be more or less than the rate of a previous Guarantee Period.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL  OFFENSE.   NO
  PERSON IS AUTHORIZED BY THE COMPANY TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATION, OTHER THAN THOSE CONTAINED IN
  THIS PROSPECTUS,  IN  CONNECTION WITH THE OFFERS   CONTAINED
  IN THIS PROSPECTUS.   THIS PROSPECTUS DOES NOT CONSTITUTE AN
  OFFERING  IN ANY   JURISDICTION   IN  WHICH SUCH OFFERING MAY
  NOT LAWFULLY BE MADE. PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE.

  Prospectus            Dated July 7, 1997

  The Contracts are not deposits of, or guaranteed or endorsed by any bank, nor are the Contracts federally insured by the Federal Deposit Insurance Corporation, the Federal
  Reserve   Board or  any other  government agency.  The
  Contracts involve certain investment risks, including possible loss of principal.

  To  Place  Orders and  for Account  Information:  Contact  the
  Schwab Annuity Service   Center at 800-838-0649  or P.O.  Box
  7806, San Francisco,  California 94120-9327.

  About This Prospectus:   This Prospectus concisely presents
  important information  you should  have before   investing in
  the Contract.   Please read it carefully and  retain  it  for
  future  reference.  You  can  find   more detailed information
  pertaining   to  the  Contract  in the    Statement  of
  Additional Information dated July 7, 1997, (as may be amended from time to time), and filed with the Securities
  and Exchange  Commission.   The Statement of Additional
  Information is incorporated by reference into this Prospectus, and may be obtained without charge by contacting the Schwab Annuity Service Center at 800-838-0649 or P.O. Box 7806 San Francisco, California 94120-9327.

    TABLE    OF CONTENTS

            Page

  DEFINITIONS .....................................
  KEY FEATURES OF THE ANNUITY......................
  FIRST GREAT-WEST LIFE & ANNUITY
   INSURANCE COMPANY AND THE SERIES ACCOUNT........
  THE ELIGIBLE FUNDS...............................
  THE GUARANTEE PERIOD  FUND.......................
  THE MARKET VALUE ADJUSTMENT......................
  APPLICATION AND CONTRIBUTIONS....................
  ANNUITY ACCOUNT VALUE............................
  TRANSFERS........................................
  CASH WITHDRAWALS.................................
  TELEPHONE  TRANSACTIONS..........................
  DEATH  BENEFIT...................................
  CHARGES AND DEDUCTIONS...........................
  PAYMENT  OPTIONS.................................
  FEDERAL TAX MATTERS..............................
  ASSIGNMENTS OR PLEDGES...........................
  PERFORMANCE DATA.................................
  DISTRIBUTION OF THE CONTRACTS....................
  SELECTED FINANCIAL DATA..........................
  VOTING  RIGHTS...................................
  RIGHTS RESERVED BY THE COMPANY...................
  LEGAL PROCEEDINGS................................
  LEGAL MATTERS....................................
  EXPERTS..........................................
  AVAILABLE  INFORMATION...........................
  EXHIBITS.........................................
  FINANCIAL  STATEMENTS ...........................
  F-1..............................................

                            ------- --------

  THIS     PROSPECTUS     DOES  NOT  CONSTITUTE  AN   OFFERING
  IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESPERSON, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY
  REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON.

    The Contract is not available in all states.

          -----------------------------------------------

                            DEFINITIONS


          -----------------------------------------------
  Accumulation  Period - The period  between  the  Effective
  Date  and the Payment  Commencement Date.

  Annuitant - The person named in the application upon whose life the payment of an annuity is based and who will
  receive  annuity  payments.   If a Contingent  Annuitant is
  named, then the Annuitant will be considered the Primary Annuitant. While the Annuitant is living and at least 30 days prior to the annuity commencement date, the Owner may, by Request, change the Annuitant.

  Annuity Account - An account established by the Company in the name of the Owner that reflects all account activity under this Contract.

  Annuity  Account  Value   -  The  sum  of  the  Variable and
  Fixed Sub-Accounts credited to the Owner under the Annuity Account; less Transfers, partial withdrawals, amounts applied to an annuity option, periodic withdrawals, charges deducted under the Contract and, less Premium Tax, if any.

  Annuity Payment Period - The period beginning on the annuity commencement date and continuing until all annuity payments have been made under the Contract.

  Annuity Unit - An accounting measure used to determine the dollar value of any variable annuity payment after the first annuity payment is made.

  Automatic Contribution Plan ("ACP") - A plan which allows for automatic periodic Contributions. The
  Contribution amount will be withdrawn from a designated pre-authorized account and automatically credited to the Annuity Account.

  Beneficiary  -  The  person(s)   designated  by  the  Owner,
  in the application, or as subsequently changed by the Owner by Request, to receive any death benefit which may become payable under the terms of the Contract. If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will become the Beneficiary upon such Owner's death and may elect to take the death benefit, if any, or elect to continue the Contract in force. Company -
  First Great-West Life  & Annuity Insurance  Company,   the
  issuer of this annuity, located at 125 Wolf Road, Suite 110, Albany, New York 12205.

  Contingent Annuitant - The person named in the application, unless later changed by the Owner by Request while the Annuitant is alive and before annuity payments have commenced, who becomes the Annuitant when the Primary
  Annuitant dies. No  new   Contingent  Annuitant  may be
  designated after the death of the Primary Annuitant. Contractual Guarantee of a Minimum Rate of Interest - The minimum interest rate applicable to each Fixed Sub-Account equal to an annual effective rate in effect at the time the Contribution is made and as reflected in written confirmation of the Contribution. This is the minimum rate
  allowed by law and is subject to change in   accordance   with
  changes  in   applicable law.   Under current law, the
  minimum rate is 3%.

  Contributions   - Purchase amounts received under the Contract
  and allocated to the Fixed or Variable Sub-Account(s) prior to any Premium Tax or other deductions.

  Effective  Date  - The  date on  which the  first
  Contribution is credited to the  Annuity Account.

  Eligible Fund - A registered management investment company, or portfolio thereof, in which the assets of the Series Account may be invested.

  Fixed Sub-Accounts - The subdivision(s)of the Owner's Annuity
  Account  reflecting  the   value of Contributions made to a
  fixed interest investment option available under the Contract and any Fixed Sub-Account Riders.

  Guarantee Period - One of the time intervals available in the Guarantee Period Fund during which the Company will credit a stated rate of interest.
  The Company  may  stop  offering  any  time interval  at  any
  time for new Contributions. Amounts  allocated   to one  or
  more   Guaranteed   Periods may  be subject to a Market  Value
  Adjustment.

  Guarantee  Period  Fund  -  A  Fixed Sub-Account in which
  amounts allocated will be  credited   a stated rate of
  interest for the applicable Guarantee Period(s).

  Guarantee  Period Maturity  Date  -  The last  day of  any
  Guarantee Period.

  Individual Retirement  Annuity   (IRA) - An annuity contract
  used in a retirement  savings   program  that  is intended  to
  satisfy the requirements of Section 408 of  the Internal
  Revenue Code of 1986, as amended.

  Investment  Division  -  A division  of the Series Account
  containing the shares of  an   Eligible Fund.   There  is  an
  Investment Division  for   each Eligible Fund.

  Market Value Adjustment - An adjustment which may be made to amounts paid out before the Guarantee Period Maturity Date due to surrenders, partial withdrawals, Transfers, and amounts applied to the periodic withdrawal option or to purchase an annuity, as applicable. The Market Value Adjustment may increase or decrease the amount payable on one of the above-described distributions. A negative adjustment
  may result in an  effective  interest   rate lower than the
  applicable Contractual Guarantee of a Minimum Rate of Interest and the value of the Contribution(s) allocated to the Guarantee Period being less than the Contribution(s) made. The Market Value Adjustment is detailed on page ---.

  Net Investment Factor - The Net Investment Factor for each
  Variable Sub-Account  for  any  valuation date   is
  determined  by dividing  (a)   by (b), and subtracting (c)
  from  the  result   where:   (a) is  the net   result of  (i)
  the net asset value per  share   of  underlying  fund   shares
  determined  as of the  end  of the current  valuation  period,
  plus (ii) the per share   amount of any  dividend (or capital
  gain,  if  applicable)   if the  "ex-dividend"  date   occurs
  during the current  valuation period,   minus or  plus (iii) a
  per unit charge or credit for any taxes incurred by or provided for in the Variable Sub-Account, which is
  determined by  First GWL&A  to have  resulted   from the
  investment  operations  of the Variable  Sub-Account;    and
  (b) is the net result of (i) the net asset value per share of the underlying fund determined as of the end of the immediately preceding valuation period, minus or plus (ii) the per unit charge or credit for any taxes incurred by or
  provided  for in the  Variable Sub- Account;   and (c) the
  mortality risk charge of 0.85%.

  Non-Qualified Annuity Contract - An annuity contract which is not intended to be part of a qualified retirement plan and is not intended to satisfy the requirements of Section 408 of the Internal Revenue Code of 1986, as amended.

  Owner (Joint Owner) or You - The person(s), while the Annuitant is living, named in the Contract Data Page who is entitled to exercise all rights and privileges under the Contract. Joint Owners must be husband and wife as of the date the Contract is issued. The Annuitant will be the Owner unless otherwise indicated in the application. If a Contract is purchased as an IRA, the Owner and the Annuitant must be the same individual and no Joint Owner may be named. Any reference to Owner in the singular tense shall include the plural, and vice versa, as applicable.

  Payment Commencement Date - The date on which annuity payments or periodic withdrawals commence under a payment option. The
  Payment Commencement Date must be at least one year after the

  Effective Date of the Contract. If a Payment Commencement Date is not shown on the Contract Data Page, annuity payments will commence on the first day of the month of the Annuitant's 90th birthday. The Payment Commencement Date may be changed by the Owner within 60 days prior to commencement of annuity payments or it may be changed by the Beneficiary upon the death of the Owner. If this is an IRA, payments which satisfy the minimum distribution requirements of the Internal Revenue Code of 1986, as amended, must begin no later than the Owner's attainment of age 70 1/2.

  Premium Tax - The amount of tax, if any, charged by a state or other governmental authority.

  Request - Any instruction in a form satisfactory to the Company and received at the Schwab Annuity Service Center (or other annuity service center subsequently named) from the Owner or the Owner's designee (as specified in a form acceptable to the Company) or the Beneficiary (as applicable) as required by any provision of the Contract or as required by the Company. All Requests are subject to any action taken or payment made by the Company before it was processed.

  Schwab Annuity Service Center - P.O. Box 7806, San Francisco,
  California 94120-9327, telephone 800-838-0649.

  Series Account - The segregated account established by the Company under New York law and registered as a unit investment trust under the Investment Company Act of 1940, as amended.

  Simplified Employee Pension - An individual retirement annuity
  (IRA) which may accept contributions from one or more employers under a retirement savings program intended to satisfy the requirements of Section 408(k) of the Internal
  Revenue Code of 1986, as amended.

  Surrender Value - The Annuity Account Value with a Market
  Value Adjustment, if applicable, on the effective date of the surrender, less Premium Tax, if any.

  Transaction Date - The date on which any Contribution or Request from the Owner will be processed by the Company at the Schwab Annuity Service Center. Contributions and Requests received after 4:00 p.m. EST/EDT will be deemed to have been received on the next business day. Requests will be processed and the Variable Account Value will be determined on each day that the New York Stock Exchange is open for trading.

  Transfer - The moving of money from among and between the Investment Division(s) and the Guaranteed Period Fund.

  Variable Account Value - The sum of the values of the Variable
  Sub-Accounts credited to the Owner under the Annuity Account.

  Variable Sub-Accounts - The sub-division(s) of the Owner's
  Annuity Account containing the value credited to the Owner under the Annuity Account from an Investment Division.

  We, our, us, or First GWL&A - First Great-West Life & Annuity
  Insurance Company.

  KEY FEATURES OF THE ANNUITY

  The Contract currently allows you to invest in your choice of twenty-four different Investment Divisions offered by thirteen different mutual fund investment advisers. You can also invest in the Guarantee Period Fund. Your Annuity Account Value allocated to an Investment Division will vary with the investment performance of the Investment Division you select. You bear the entire investment risk for all amounts invested in the Investment Division(s). Your Annuity Account Value could be less than the total amount of your Contributions.

  Who should invest. The Contract is designed for investors who are seeking long-term tax deferred asset accumulation with a wide range of investment options. The Contract can be used for retirement or other long-term investment purposes. The deferral of income taxes is particularly attractive to investors in high federal and state tax brackets who have already fully taken advantage of their ability to make IRA contributions or "pre-tax" contributions to their employer sponsored retirement or savings plans.

  A Wide Range of Variable Investment Choices. The Contract gives you an opportunity to select among twenty-four different Investment Divisions. Each Investment Division invests in shares of an Eligible Fund. The Eligible Funds cover a wide range of investment objectives as follows:

  Investment Objective               Eligible Funds

  Aggressive Growth                 SteinRoe Capital Appreciation Fund
                                    Janus Aspen Aggressive Growth Portfolio
                                    Alger American Small Capitalization Portfolio
                                    American Century VP Capital Appreciation
                                    Berger IPT-Small Company Growth Fund Strong
                                    Discovery Fund II

  International Aggressive Growth   Montgomery Variable Series: International
                                    Small Cap Fund
                                    Lexington Emerging Markets Fund

  Growth                            Montgomery Variable Series: Growth Fund
                                    Schwab Asset Director - High Growth Portfolio
                                    Janus Aspen Growth Portfolio Alger American
                                    Growth Portfolio

  International Growth              Janus Aspen Worldwide Growth Portfolio
                                    American Century VP International


                                        -1 -






  Index                             Schwab S&P 500 Portfolio

  Growth & Income                   SAFECO RST Equity Portfolio
                                    Federated American Leaders Fund II Equity
                                    Income INVESCO VIF-Industrial Income
                                    Portfolio

  Balanced/Asset Allocation         INVESCO VIF-Total Return Portfolio

  Specialized                       Federated Utility Fund II
                                    Van Eck Worldwide Hard Assets Fund

  High Yield Bond                   INVESCO VIF-High Yield Portfolio

  Government Bond                   Federated Fund for U.S. Government Securities
                                    II

  Money Market                      Schwab Money Market Portfolio


  The distinct investment objectives and policies for each Eligible Fund are more fully described in their individual fund prospectuses which are available from the Schwab Annuity Service Center, P.O. Box 7806, San Francisco, California 94120-9327, or via telephone at 1-800-838-0649.

  The Guarantee Period Fund. The Contract also gives you an opportunity to allocate your Contributions and to transfer your Annuity Account Value to the Guarantee Period Fund. This Fixed Sub-Account option is comprised of Guarantee Periods, each of which has its own stated rate of interest and its own maturity date. The stated rate of interest for the Guarantee Period will depend on the date the Guarantee Period is established and the duration of the Guarantee Period you select from among those available. The rates declared are subject to a minimum (Contractual Guarantee of a Minimum Rate of Interest), but the Company may declare higher rates (the stated rate of interest). The Contractual Guarantee of a Minimum Rate of Interest will be disclosed in the written confirmation. The stated rate of interest will not be less than the Contractual Guarantee of a Minimum Rate of Interest and will also be disclosed in the written confirmation. Amounts withdrawn or transferred from a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to a Market Value Adjustment. (See "Market Value Adjustment," page 11.)

  How to Invest. You must complete a Contract application form in order to invest in the Contract and you must pay by check or instruct us to transfer funds from your Schwab account. The minimum initial investment is $5,000 (or $2,000 if in an IRA).

  Subsequent investments must be at least $500. The minimum initial investment may be reduced to $1,000 should the Owner agree to make additional $100 per month minimum recurring deposits through an ACP.

  Free Look Period. The Contract provides for a Free Look Period which allows you to cancel your investment generally within 10 days of your receipt of the Contract. You can cancel the Contract during the Free Look Period by delivering or mailing the Contract to the Schwab Annuity Service Center. The cancellation is not effective unless we receive a notice which is postmarked before the end of the Free Look Period. If the Contract is returned, the Contract will be void from the start and the greater of: (a) Contributions received less surrenders, withdrawals and distributions, or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded. These procedures may vary where required by state law. (See "Application and Contributions," page 12.)

  Allocation of the Initial Investment. Any initial Contribution allocated to an Investment Division (other than certain 1035 exchanges - see "Application and Contributions," page 12) will be allocated to the Schwab Money Market Portfolio until the next Transaction Date following the end of the Free Look Period. At that time, the Variable Account Value will be allocated to the Investment Divisions in accordance with your instructions. (See "Annuity Account Value," page 13.) Your initial investment in the Guarantee Period Fund will be immediately allocated to the Guarantee Period(s) specified in the application.

  Charges and Deductions Under the Contract. The Contract is a "no load" variable annuity and, as such, imposes no sales charges, redemption or withdrawal charges.
  There is a Mortality and Expense Risk Charge at an effective annual rate of 0.85% of the value of the net assets in the Variable Account. A Contract Maintenance Charge of $25 will be deducted annually from your Annuity Account Value. There will be a transfer fee of $10 for each Transfer in excess of twelve Transfers per calendar year. (See "Charges and Deductions," page 17.)

  Depending on your state of residence, we may deduct a charge for Premium Tax from purchase payments or amounts withdrawn or at the Payment Commencement Date. (See "Charges and
  Deductions," page 17.)

  The Market Value Adjustment may increase or decrease the value of a Guarantee Period if the Guarantee Period is broken prior to the Guarantee Period Maturity Date. A negative adjustment may result in an effective interest rate lower than the stated rate of interest for the Guarantee Period and the Contractual

  Guarantee of a Minimum Rate of Interest and the value of the Guarantee Period being less than Contribution(s). (See "Market
  Value Adjustment," page 11.)

  Switching Investments. You may switch Contributions among the Investment Divisions or Guarantee Period Fund as often as you like with no immediate tax consequences. You may make a Transfer Request to the Schwab Annuity Service Center. A transfer fee may apply. (See "Charges and Deductions," page 17.) Amounts Transferred out of a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to a Market Value Adjustment. (See "Market Value Adjustment," page 11.)

  Full and Partial Withdrawals. You may withdraw all or part of your Annuity Account Value before the earlier of the annuity commencement date you selected or the Annuitant's or Owner's death. Withdrawals may be taxable and if made prior to age 59 1/2 may be subject to a 10% penalty tax. Withdrawals of amounts allocated to a Guarantee Period prior to the Guarantee Period Maturity Date may be subject to Market Value Adjustment. (See "Market Value Adjustment," page 11.) The minimum partial withdrawal prior to the Market Value Adjustment is $500. There is no limit on the number of withdrawals made. The Company may delay payment of withdrawals from your Variable Sub-Accounts by up to 7 days and may delay withdrawals from the Guarantee Period Fund by up to 6 months. (See "Cash Withdrawals," page 15.)

  Annuity Options. Beginning on the first day of the month immediately following the annuity commencement date you select, you may elect to receive annuity payments on a fixed or variable basis. (The default date is the first day of the month that the Annuitant attains age 91.) A wide range of annuity options are available to provide flexibility in choosing an annuity payment schedule that meets your particular needs. These annuity options include alternatives designed to provide payments for life (for either a single or joint life), with or without a guaranteed minimum number of payments. (See "Payment Options," page 19.)

  Death Benefit. The amount of the death benefit, if payable before annuity payments commence, will be the greater of (a) the Annuity Account Value with a Market Value Adjustment, if applicable, as of the date a Request for payment is received, less Premium Tax, if any; or (b) the sum of Contributions paid, less partial withdrawals and Periodic Withdrawals, less charges deducted under the Contract, if any, less Premium Tax, if any. (See "Death Benefit," page 16.)

  Customer Service. Schwab's professional representatives are available toll-free to assist you. If you have any questions about your Contract, please telephone the Schwab Annuity Service Center (800-838-0649) or write to the Schwab Annuity Service Center at P.O. Box 7806, San Francisco, California 94120-9327. All inquiries should include the Contract number and the Owner's name. As a Contract Owner you will receive periodic statements confirming any transactions relating to your Contract, as well as a quarterly statement and an annual report.

                     VARIABLE ANNUITY FEE TABLE

  The purpose of this table and the examples that follow is to assist you in understanding the various costs and expenses that you will bear directly or indirectly when investing in the Contract. The table and examples reflect expenses related to the Investment Divisions as well as of the Eligible Funds. The table assumes that the entire Annuity Account Value is allocated to one or more Investment Divisions. The information set forth should be considered together with the narrative provided under the heading "Charges and Deductions," page __ of this Prospectus, and with the Funds' prospectuses. In addition to the expenses listed below, Premium Tax may be applicable.

  Contract Owner Transaction Expenses1

  Sales Load                              None
  Surrender Fee                           None
  Transfer Fee (First 12 Per Year)2       None
  Annual Contract Maintenance Charge 3     $25.00

  Investment Division Annual Expenses1


  1/   The Contract Owner Transaction Expenses apply to each
  Contract, regardless of how the Annuity Account Value is allocated. The Investment Division Annual Expenses do not apply to the Guarantee Period Fund.

  2/   There is a $10 fee for each transfer in excess of 12 in
  any calendar year.

  3/   The Contract Maintenance Charge is currently waived for
  Contracts with an Annuity Account Value of at least $50,000. If your Annuity Account Value falls below $50,000 due to a withdrawal, the Contract Maintenance Charge will be reinstated until such time as your Annuity Account Value is equal to or greater than $50,000. This charge may also be waived for Contracts issued under certain sponsored arrangements.

  (as a percentage of average Variable
   Account assets)
  Mortality and Expense Risk Charge       0.85%
  Administrative Expense Charge           0.00%
  Other Fees and Expenses of the
   Variable Account                       0.00%
  Total Investment Division Annual
   Expenses                               0.85%

                 Eligible Fund Annual Expenses (1)
    (as a percentage of Eligible Fund net assets, after expenses reimbursements)

                                                                     Total
                                    Management  Other        12b-1   Eligible
  Fund
                                    Fees        Expenses     Fees    Expenses
                                   (after       (after       (after  (after
                                   expenses     expenses     expenses  expenses
                                   reimburse-   reimburse    reimburse reimburse
                                   ment)        ment)        ment)    ment)
  Alger American Growth Portfolio         .75%     .04%      0%          .79%
  Alger American Small Capitalization
   Portfolio                              .85%     .03%      0%          .88%
  American Century VP Capital
   Appreciation                           1.00%    0%        0%          1.00%
  American Century VP International       1.50%    0%        0%          1.50%
  Berger IPT-Small Company Growth Fund       0%    1.15%     0%          1.15%
  Federated American Leaders Fund II       .53%    .32%      0%          .85%
  Federated Fund for U.S. Government
   Securities II                            0%     .80%      0%          .80%
  Federated Utility Fund II               .24%     .61%      0%          .85%
  INVESCO VIF-High Yield Portfolio        .60%     .27%      0%          .87%
  INVESCO VIF-Industrial Income
   Portfolio                              .75%     .20%      0%          .95%
  INVESCO VIF-Total Return Portfolio      .75%     .19%      0%          .94%
  Janus Aspen Aggressive Growth
   Portfolio                              .72%     .04%      0%          .76%
  Janus Aspen Growth Portfolio            .65%     .04%      0%          .69%
  Janus Aspen Worldwide Growth Portfolio  .66%     .14%      0%          .80%
  Lexington Emerging Markets Fund         .85%     .79%      0%          1.64%
  Montgomery Variable Series: Growth Fund2 1.00%   .25%      0%          1.25%
  Montgomery Variable Series: International
   Small Cap Fund2                        1.25%    .25%      0%          1.50%
  SAFECO RST Equity Portfolio             .70%     .02%      0%           .72%
  Schwab Asset Director - High
   Growth Portfolio                       .60%     .15%      0%          .75%
  Schwab Money Market Portfolio           .44%     .06%      0%          .50%
  Schwab S&P 500 Portfolio 3               .13%     .15%      0%          .28%
  SteinRoe Capital Appreciation Fund      .50%     .26%      0%          .76%
  Strong Discovery Fund II                1.00%    .21%      0%          1.21%
  Van Eck Worldwide Hard Assets Fund      .90%     .18%      0%          1.08%
  _________________________________

  (1)  The figures  given above  (other than  for the  Montgomery
  Variable  Series:  Growth  Fund,  Montgomery  Variable  Series:

  International Small Cap Fund and Schwab S&P 500 Portfolio - see notes 2 and 3, below) reflect the amounts deducted after expense offset arrangements, if any, from the Eligible Funds during 1996. From time to time, an Eligible Fund's investment adviser, in its sole discretion, may waive all or part of its fees and/or voluntarily assume certain expenses. For a more complete description of the Eligible Funds' fees and expenses, see the Eligible Funds' prospectuses. As of the date of this Prospectus, certain fees are being waived or expenses are being assumed, in each case on a voluntary basis. Without such waivers or reimbursements, the total Eligible Fund annual expenses that would have been incurred for the last completed fiscal year would be: 8.57% for Berger IPT-Small Company
  Growth Fund; 1.07% for Federated American Leaders Fund II; 1.81% for Federated Fund for U.S. Government Securities II; 1.32% for INVESCO VIF-High Yield Portfolio; 1.19% for INVESCO VIF-Industrial Income Portfolio; 1.30% for INVESCO VIF-Total Return Portfolio; .83% for Janus Aspen Aggressive Growth Portfolio; .83% for Janus Aspen Growth Portfolio; .91% for Janus Aspen Worldwide Growth Portfolio; 2.23% for Lexington Emerging Markets Fund; and 0.95% for Schwab Money Market Portfolio; 2.68% for Schwab S&P 500 Portfolio and 3.92% for Schwab asset Directors-High Growth Portfolio. See the Eligible Funds' prospectuses for a discussion of fee waiver and expense reimbursements.

  (2) For the Montgomery Variable Series: Growth Fund and Montgomery Variable Series: International Small-Cap Fund, the fund manager has agreed to reduce management fees, if necessary, to keep total annual operating expenses to 1.25% and 1.50%, respectively. The fund manager may also voluntarily further reduce management fees and other expenses to increase the return to the Funds' investors and voluntarily elected to do so in 1996 so that the actual expenses charged in 1996 for both of these funds were 0.00%. Without such waivers or reimbursements, the total Eligible Fund expenses that would have been incurred for the last completed fiscal year would be: 6.98% for the Montgomery Variable Series: Growth Fund and 6.30% for the Montgomery Variable Series: International Small-Cap Fund.

  (3) The figures given above reflect a voluntary waiver of a portion of the management fee for the Schwab S&P 500 Portfolio effective May 1, 1997. Prior to that date the applicable management fee was 0.20%.

  Examples1

  If you retain, annuitize, or surrender the Contract at the end of the applicable time period, you would pay the following fees and expenses on a $1,000 investment, assuming a 5% annual return on assets:

  Investment Divisions                         1 Year      3 Years

  Alger American Growth Portfolio                 $ 8.26      $27.11
  Alger American Small Capitalization Portfolio   $ 9.20      $30.16
  American Century VP Capital Appreciation        $10.45      $34.21
  American Century VP International               $15.63      $50.93
  Berger IPT-Small Company Growth Fund            $12.00      $39.25
  Federated American Leaders Fund II              $ 8.89      $29.14
  Federated Fund for U.S. Government
   Securities II                                  $ 8.37      $27.45
  Federated Utility Fund II                       $ 8.89      $29.14
  INVESCO VIF-High Yield Portfolio                $ 9.09      $29.82
  INVESCO VIF-Industrial Income Portfolio         $ 9.93      $32.52
  INVESCO VIF-Total Return Portfolio              $ 9.82      $32.19
  Janus Aspen Aggressive Growth Portfolio         $ 7.95      $26.09
  Janus Aspen Growth Portfolio                    $ 7.22      $23.71
  Janus Aspen Worldwide Growth Portfolio          $ 8.37      $27.45
  Lexington Emerging Markets Fund                 $17.08      $55.57
  Montgomery Variable Series: Growth Fund         $13.04      $42.60
  Montgomery Variable Series:
    International Small-Cap Fund                  $15.63      $50.93
  SAFECO RST Equity Portfolio                     $ 7.53      $24.73
  Schwab Asset Director - High Growth Portfolio   $ 7.84      $25.75
  Schwab Money Market Portfolio                   $ 5.24      $17.23
  Schwab S&P 500 Portfolio                        $ 2.94      $ 9.68
  SteinRoe Capital Appreciation Fund              $ 7.95      $26.09
  Strong Discovery Fund II                        $12.63      $41.26
  Van Eck Worldwide Hard Assets Fund               $11.28     $36.90


  THESE EXAMPLES SHOULD NOT BE CONSIDERED REPRESENTATIONS OF


  1/ The Eligible Fund Annual Expenses and these examples are based on data provided by the Eligible Funds. The Company has no reason to doubt the accuracy or completeness of that data, but the Company has not verified the Eligible Funds' figures. In preparing the Eligible Fund Expense table and the Examples above, the Company has relied on the figures provided by the Eligible Funds.

  PAST OR FUTURE EXPENSES. ACTUAL EXPENSES PAID MAY BE GREATER
  OR LESS THAN THOSE SHOWN, SUBJECT  TO THE GUARANTEES IN THE
  CONTRACT.

  These examples assume that no premium taxes have been assessed
  (although premium  taxes may be applicable - see "Premium
  Tax," page __).

                  FIRST GREAT-WEST LIFE & ANNUITY
              INSURANCE COMPANY AND THE SERIES ACCOUNT

  First  Great-West  Life  &  Annuity  Insurance  Company ("First
  GWL&A")

     The Company is a stock life insurance company organized under the laws of the state of New York. First GWL&A was incorporated on April 9, 1996 and is a wholly owned subsidiary of Great-West Life & Annuity Insurance Company ("Great-West"). First GWL&A commenced operations upon receipt of its certificate of authority from the Superintendent of Insurance of New York on May 28, 1997.

     First GWL&A is principally engaged in the sale of life insurance, accident and health insurance and annuities. It is admitted to do business in the states of New York and Iowa.

     Great-West is a wholly-owned subsidiary of The Great-West Life Assurance Company ("GWL"). GWL is a subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.

  The Series Account

     The Variable Annuity-1 Series Account ("Series Account") was established by the Company on January 15, 1997 as a separate account under the laws of the State of New York. The Series Account is registered with the Securities and Exchange Commission ("Commission") under the Investment Company Act of 1940, as amended ("1940 Act"), as a unit investment trust. The Series Account meets the definition of a separate account under the federal securities laws. However, such registration does not involve supervision of the management of the Series Account or the Company by the Commission.

     The Company does not guarantee the investment performance of the Series Account. The portion of the Annuity Account Value attributable to the Series Account and the amount of variable annuity payments depend on the investment performance of the Eligible Funds. Thus, the Contract Owner bears the full investment risk for all Contributions allocated to the Series Account.

     The Series Account is administered and accounted for as part of the general business of the Company; but the income, capital gains, or capital losses of each Investment Division are credited to or charged against the assets held in that Investment Division in accordance with the terms of the Contract, without regard to other income, capital gains or capital losses of any other Investment Division or arising out of any other business the Company may conduct. Under New York law, the assets of the Series Account are not chargeable with liabilities arising out of any other business the Company may conduct. Nevertheless, all obligations arising under the Contracts are generally corporate obligations of the Company.

     The Series Account currently has twenty-four Investment Divisions available for allocation of Contributions. If, in the future, the Company determines that marketing needs and investment conditions warrant, it may establish additional Investment Divisions which will be made available to Owners to the extent and on a basis to be determined by the Company, (See "Addition, Deletion, or Substitution"). Each Investment Division invests in shares of an Eligible Fund, each having a specific investment objective.

                         THE ELIGIBLE FUNDS

     The Eligible Funds described below are offered exclusively for use as funding vehicles for insurance products and, consequently, are not publicly available mutual funds. Each Eligible Fund has separate investment objectives and policies. As a result, each Eligible Fund operates as a separate investment portfolio and the investment performance of one Eligible Fund has no effect on the investment performance of any other Eligible Fund. See the Eligible Funds' prospectuses for more information.

                      The Alger American Fund
  Alger American Small Capitalization Portfolio: Seeks long-term capital appreciation by investing at least 65% of its total assets, except during temporary defensive periods, in equity securities of companies that, at the time of purchase, have total market capitalization within the range of companies included in the Russell 2000 Growth Index ("Russell Index") or the S&P SmallCap 600 Index ("S&P Index"), updated quarterly. Both indexes are broad indexes of small capitalization stocks. As of March 31, 1997, the range of market capitalization of the companies in the Russell Index was $10 million to $1.94 billion; the range of market capitalization of the companies in the S&P Index at that date was $32 million to $2.579 billion. The combined range as of that date was $10 million to $2.579 billion. The Portfolio may invest up to 35% of its total assets in equity securities of companies that, at the time of purchase, have total market capitalization outside this combined range, and in excess of that amount (up to 100% of its assets) during temporary defensive periods.

  Alger American Growth Portfolio: Seeks long-term capital appreciation by investment of at least 65% of its total assets, except during temporary defensive periods, in equity securities of companies that, at the time of purchase of the securities, have total market capitalization of $1 billion or greater. The Portfolio may invest up to 35% of its total assets in equity securities of companies that, at the time of purchase, have total market capitalization of less than $1 billion.


             American Century Variable Portfolios, Inc.

  American Century VP Capital Appreciation: Seeks capital growth by investing in common stocks (including securities convertible into common stocks and other equity equivalents) and other securities that meet certain fundamental and technical standards of selection and have, in the opinion of the investment manager, better-than-average potential for appreciation. The Portfolio's investment manager intends to stay fully invested in such securities, regardless of the movement of stock prices generally.

  American Century VP International: Seeks capital growth by investing primarily in an internationally diversified portfolio of securities of foreign companies that meet certain fundamental and technical standards of selection and have, in the opinion of the investment manager, potential for capital appreciation. The Portfolio will invest primarily in common stocks (defined to include depository receipts for common stock and other equity equivalents) of such companies. Investment in securities for foreign issues typically involves a greater degree of risk than an investment in domestic securities.

                Berger Institutional Products Trust

  Berger IPT-Small Company Growth Fund: Seeks capital appreciation by investing primarily in equity securities (including common and preferred stocks, convertible debt securities and other securities having equity features) of small growth companies with market capitalization of less than $1 billion at the time of initial purchase.

                     Federated Insurance Series

  Federated American Leaders Fund II: Seeks to achieve long-term growth of capital as a primary objective and seeks to provide income as a secondary objective through investment of at least 65 % of its total assets (under normal circumstances) in common stocks of "blue chip" companies.

  Federated Fund for U.S. Government Securities II: Seeks to provide current income through investment of at least 65% of its total assets in securities which are primary or direct obligations of the U.S. government or its agencies or instrumentalities or which are guaranteed as to principal and interest by the U.S. government, its agencies, or instrumentalities and in certain collateralized mortgage obligations, and repurchase agreements.

  Federated  Utility  Fund  II: Seeks  to  provide  high  current income  and moderate  capital appreciation  by  investing in  a
  professionally-managed,   diversified  portfolio   of   utility
  company equity and debt securities.

              INVESCO Variable Investment Funds, Inc.

  INVESCO VIF-Industrial Income Portfolio: Seeks the best possible current income while following sound investment practices. Capital growth potential is an additional consideration in the selection of portfolio securities. The Portfolio normally invests at least 65% of its total assets in dividend-paying common stocks. Up to 10% of the Portfolio's total assets may be invested in equity securities that do not pay regular dividends. The remaining assets are invested in other income-producing securities such as corporate bonds. The Portfolio also has the flexibility to invest in other types of securities.

  INVESCO VIF-Total Return Portfolio: Seeks a high total return on investment through capital appreciation and current income. The Total Return Portfolio seeks to achieve its investment objective by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

  INVESCO VIF-High Yield Portfolio: Seeks a high level of current income by investing substantially all of its assets in lower rated bonds and other debt securities and in preferred stock. These bonds and other securities are sometimes referred to as "junk bonds." The High Yield Portfolio pursues its investment objective through investment in a variety of long-term, intermediate-term, and short-term bonds. Potential capital appreciation is a factor in the selection of investments, but is secondary to the Portfolio's primary objective.

                         Janus Aspen Series

  Janus Aspen Aggressive Growth Portfolio: Seeks long-term growth of capital in a manner consistent with the preservation of capital. The Portfolio normally invests at least 50% of its equity assets in securities issued by medium-sized companies. Medium-sized companies are those whose market capitalizations fall within the range of companies in the S&P MidCap 400 Index (the "MidCap Index"). Companies whose capitalization falls outside this range after the Portfolio's initial purchase continue to be considered medium-sized companies for the purpose of this policy. As of December 30, 1996, the MidCap Index included companies with capitalizations between approximately $192 million to $6.5 billion. The range of the MidCap Index is expected to change on a regular basis. Subject to the above policy, the Portfolio may also invest in smaller or larger issuers.

  Janus Aspen Growth Portfolio: Seeks long-term growth of capital in a manner consistent with the preservation of capital. The Portfolio pursues its objective by investing in common stocks of companies of any size. This Portfolio generally invests in larger, more established issuers.

  Janus Aspen Worldwide Growth Portfolio: Seeks long-term growth of capital in a manner consistent with the preservation of capital. The Portfolio pursues its objective primarily through investments in common stocks of foreign and domestic issuers. The Portfolio has the flexibility to invest on a worldwide basis in companies and organizations of any size, regardless of country of organization or place of principal business activity. The Portfolio normally invests in issuers from at least five different countries, including the United States; however, it may at times invest in fewer than five countries or even a single country.

               Lexington Emerging Markets Fund, Inc.

  Lexington  Emerging Markets  Fund: Seeks  long  term growth  of capital primarily through investment in equity securities of companies domiciled in, or doing business in emerging countries and emerging markets. For purposes of its investment objective, the Fund considers emerging country equity securities to be any country whose economy and market the World Bank or United Nations considers to be emerging or developing. The Fund may also invest in equity securities and equivalents traded in any market of companies that derive 50% or more of their total revenue from either goods or services produced in such emerging countries or markets or sales made in such countries.

                     Montgomery Variable Series

  Montgomery Growth Fund: Seeks capital appreciation by investing at least 65% of its total assets (under normal conditions) in the equity securities of domestic corporations. In addition to capital appreciation, this Fund emphasizes value. While the Fund emphasizes investments in common stock, it also invests in other types of equity securities (including options on equity securities, warrants and futures contracts on equity securities). The Fund may invest up to 35% of its total assets in debt securities rated within the three highest grades of S&P, Moody's or Fitch, or unrated debt securities deemed to be of comparable quality by its portfolio manager using guidelines approved by the Board of Trustees.

  Montgomery International Small Cap Fund: Seeks capital appreciation by investing at least 65% of its total assets (under normal conditions) in equity securities of companies outside the United States having total market capitalizations of less than $1 billion, sound fundamental values and potential for long-term growth at a reasonable price. The Fund generally invests the remaining 35% of its total assets in a similar manner but may invest those assets in companies having market capitalizations of $1 billion or more, or in debt securities, including up to 5% of its total assets in debt securities rated below investment grade.

                    SAFECO Resource Series Trust

  SAFECO RST Equity Portfolio: Seeks  long-term growth of capital
  and  reasonable  current   income.  The  Portfolio   ordinarily
  invests principally in common stocks or securities convertible into common stocks.

                     Schwab Annuity Portfolios

  Schwab Money Market Portfolio: Seeks maximum current income consistent with liquidity and stability of capital. It seeks to achieve its objective by investing in short-term money market instruments. This Portfolio is neither insured nor guaranteed by the United States Government and there can be no assurance that it will be able to maintain a stable net asset value of $1.00 per share.

  Schwab Asset Director-High Growth Portfolio: Seeks to provide high capital growth with less volatility than an all stock portfolio. The High Growth Fund seeks to meet its investment objective by investing in a mix of stocks, bonds, and cash equivalents.

  Schwab S&P 500 Portfolio: Seeks to track the price and dividend performance (total return) of common stocks of U.S. companies, as represented in the Standard & Poor s Composite Index of 500 stocks (the "Index"). The S&P 500 Fund invests primarily in the common stocks of companies composing the Index.

                 SteinRoe Variable Investment Trust

  SteinRoe Capital Appreciation Fund: Seeks capital growth by investing primarily in common stocks, convertible securities, and other securities selected for prospective capital growth.

                   Strong Discovery Fund II, Inc.

  Strong Discovery Fund II: Seeks capital growth. The Fund invests in securities that the Fund's investment adviser believes represent attractive growth opportunities. The Fund normally emphasizes equity investments, although it has the flexibility to invest in any security the Fund's investment adviser believes has the potential for capital appreciation.

                 Van Eck Worldwide Insurance Trust

  Van Eck Worldwide Hard Assets Fund: Seeks long-term capital appreciation by investing in hard asset securities; i.e., commodities or securities of firms involved (directly or indirectly) in the following areas: precious metals, ferrous and non-ferrous metals, energy, real estate, and other non-agricultural commodities. The Fund seeks opportunities in all the global stock, bond, and commodity markets, including domestic markets. Current income is not an investment objective.

  The  two  Alger  American  Funds  are  advised  by  Fred  Alger
  Management, Inc. of New York, New York. The two American Century Variable Portfolios, Inc., are advised by American Century Investment Management of Kansas City, Missouri, advisers to the American Century family of mutual funds. The Berger IPT-Small Company Growth Fund is advised by Berger Associates of Denver, Colorado. The three Federated Insurance Series Portfolios are advised by Federated Advisers of Pittsburgh, Pennsylvania. The three INVESCO Variable Investment Funds, Inc., Portfolios are advised by INVESCO Funds Group, Inc., of Denver, Colorado. INVESCO Trust Company is the sub-adviser for the INVESCO VIF-Industrial Income Portfolio. The three Janus Aspen Series Portfolios are advised by Janus Capital Corporation of Denver, Colorado. The Lexington Emerging Markets Fund is advised by Lexington Management Corporation of Saddle Brook, New Jersey. The two Montgomery Variable Series Funds are advised by Montgomery Asset Management, L.P. of San Francisco, California. The SAFECO RST Equity Portfolio is advised by SAFECO Asset Management Company of Seattle, Washington. The three Schwab Annuity Portfolios are advised by Charles Schwab Investment Management, Inc., of San Francisco, California. The SteinRoe Capital Appreciation Fund is advised by Stein Roe & Farnham Incorporated of Chicago, Illinois. Strong Discovery Fund II is advised by Strong Capital Management, Inc. of Milwaukee, Wisconsin. The Van Eck Worldwide Hard Assets Fund is advised by Van Eck Associates Corporation of New York, New York.

                                ***

  Meeting investment objectives depends on various factors, including, but not limited to, how well the Eligible Fund managers anticipate changing economic and market conditions. THERE IS NO ASSURANCE THAT ANY OF THESE ELIGIBLE FUNDS WILL ACHIEVE THEIR STATED OBJECTIVES.

  The Contracts are not deposits of, or guaranteed or endorsed by, any bank, nor are the Contracts federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. The Contracts involve certain investment risks, including possible loss of principal.

  Each Eligible Fund is registered with the Commission as an open-end management investment company or portfolio thereof. The Commission does not supervise the management or the investment practices and policies of any of the Eligible Funds.

  Since some of the Eligible Funds are available to registered separate accounts of other insurance companies offering variable annuity and variable life products, there is a possibility that a material conflict may arise between the interests of the Series Account and one or more other separate accounts investing in the Eligible Funds. In the event of a material conflict, the affected insurance companies are required to take any necessary steps to resolve the matter, including stopping their separate accounts from investing in the Eligible Funds. See the Eligible Funds' prospectuses for more details.

  Additional information concerning the investment objectives and policies of all of the Eligible Funds and the investment advisory services and administrative services and charges can be found in the current prospectuses for the Eligible Funds, which can be obtained by calling the Schwab Annuity Service Center at 800-838-0649, or by writing to Schwab Annuity Service Center, P.O. Box 7806, San Francisco, California 94120-9327. The Eligible Funds' prospectuses should be read carefully before any decision is made concerning the allocation of Contributions to, or Transfers among, the Investment Divisions.

  Addition, Deletion, or Substitution

     The Company does not control the Eligible Funds and cannot guarantee that any of the Eligible Funds will always be available for allocation of Contributions or Transfers. The
  Company retains the right to make changes in the Series
  Account and in its investments. Currently, Schwab must approve certain changes.

  First GWL&A and Schwab reserve the right to eliminate the shares of any Eligible Fund held by an Investment Division and to substitute shares of another Eligible Fund or of another investment company, for the shares of any Eligible Fund, if the shares of the Eligible Fund are no longer available for investment or if, in First GWL&A's and Schwab's judgment, investment in any Eligible Fund would be inappropriate in view of the purposes of the Series Account. To the extent required by the 1940 Act, a substitution of shares attributable to the Owner's interest in an Investment Division will not be made without prior notice to the Owners and the prior approval of the Commission. Nothing contained herein shall prevent the Series Account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable policies on the basis of Requests made by you.

  New Investment Divisions may be established when, in our discretion, marketing, tax, investment or other conditions so warrant. Any new Investment Divisions will be made available to Owners on a basis to be determined by us. Each additional Investment Division will purchase shares in a Eligible Fund or in another mutual fund or investment vehicle. We may also eliminate one or more Investment Divisions if, in our sole discretion, marketing, tax, investment or other conditions so warrant. In the event any Investment Division is eliminated, we will notify the Owners and request a re-allocation of the amounts invested in the eliminated Investment Division.

  In the event of any such substitution or change, we may make such changes to your Contract as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the Contracts, the Series Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under such Act in the event such registration is no longer required, or may be combined with one or more other separate accounts. Such changes will be made in compliance with applicable law.

  THE GUARANTEE PERIOD FUND

  Guarantee Period Fund

     Amounts allocated to the Guarantee Period Fund under the Contract will be deposited to, and accounted for, in a non-unitized market value separate account established by the Company under Section 4240 of the New York Insurance Code and in accordance with New York Regulation 128. These amounts accordingly, are not part of the Series Account. A non-unitized market value separate account is a separate account in which the Owner does not participate in the performance of the assets through unit values. Therefore, Owners allocating Contributions do not receive a unit ownership of assets accounted for in this separate account. The assets accrue solely to the benefit of the Company and any gain or loss in the separate account is borne entirely by the Company. For amounts allocated to the Guarantee Period Fund, Owners will receive the Contract guarantees made by the Company.

  Contributions allocated to or amounts transferred to the Guarantee Period Fund will establish a new Guarantee Period of a duration selected by the Owner from those currently being offered by the Company. Every Guarantee Period offered by the Company will have a time interval of at least one year. Contributions allocated to the Guarantee Period Fund will be credited on the Transaction Date.

  Each Guarantee Period will have its own stated rate of interest and Guarantee Period Maturity Date. The stated rate of interest applicable to a Guarantee Period will depend on the date the Guarantee Period is established and the duration chosen by the Owner.

  As of the date of this Prospectus, Guarantee Periods with annual time intervals of 1 to 10 years are offered. The Guarantee Periods may be changed in the future; however, any such modification will not have an impact on any Guarantee Period then in effect.

  The value of amounts in each Guarantee Period is the Owner's Contributions, less Premium Tax, if any, in that Guarantee Period, plus interest earned, less amounts distributed, withdrawn (in whole or in part), Transferred or applied to an annuity option, periodic withdrawals, and charges deducted under the Contract. If a Guarantee Period is broken, a Market Value Adjustment may be assessed. Any such amount withdrawn or Transferred from a Guarantee Period will be paid in accordance with the MVA formula (See "Market Value Adjustment," page 11.)

  Investments

  The Company intends to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of its liabilities. Various techniques will be used to achieve the objective of close aggregate matching of assets and liabilities. The Company will primarily invest in investment-grade fixed income securities including:

  Securities issued by the U.S. Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. Government.

  Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investment Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

  Other debt instruments, including, but not limited to, issues of banks or bank holding companies and of corporations, which obligations, although not rated by Moody's, Standard & Poor's, or other nationally recognized rating firms, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above.

  Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company's management to have investment quality comparable to securities which may be purchased as stated above.

  In addition, the Company may invest in futures and options. Financial futures and related options thereon and options on securities are purchased solely for non-speculative hedging purposes. The Company may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the general account or the non-unitized separate account in the event the securities prices are anticipated to decline. Similarly, if securities prices are expected to rise, the Company may purchase a futures contract or a call option thereon against anticipated positive cash flow or may purchase options on securities.

  WHILE THE FOREGOING GENERALLY DESCRIBES THE INVESTMENT STRATEGY FOR THE GUARANTEE PERIOD FUND, THE COMPANY IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE GUARANTEE PERIOD FUND ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY NEW YORK AND OTHER STATE INSURANCE LAWS, NOR WILL THE STATED RATE OF INTEREST THAT THE COMPANY ESTABLISHES NECESSARILY RELATE TO THE PERFORMANCE OF THE NON-

  UNITIZED MARKET VALUE SEPARATE ACCOUNT.

  Subsequent Guarantee Periods
  Prior to the date annuity payments commence, you may invest the value of amounts held in a maturing Guarantee Period in any Guarantee Period that we offer at that time. On the quarterly statement issued prior to the end of any Guarantee Period, we will notify you of the upcoming maturity of a Guarantee Period. THE GUARANTEE PERIOD AVAILABLE FOR NEW CONTRIBUTIONS MAY BE CHANGED AT ANY TIME, INCLUDING BETWEEN THE DATE OF NOTIFICATION OF A MATURING GUARANTEE PERIOD AND THE DATE A SUBSEQUENT GUARANTEE PERIOD BEGINS. Information regarding the current Guarantee Periods then available and their stated rate of interest may be obtained by calling the Schwab Annuity Service Center at:

                      1-800-838-0649.

  If the Company receives no direction from the Contract Owner by the Guarantee Period Maturity Date, the Company will automatically allocate the amount from the maturing Guarantee Period to a Guarantee Period equal in duration to the one just ended. If at that time, the duration previously chosen is no longer available, the amount will be allocated to the next shortest available Guarantee Period duration. If none of the above is available, the value of matured Guarantee Periods will be allocated to the Schwab Money Market Investment Division. In any event, a Guarantee Period will not renew for a term equal in duration to the one just ended if the Guarantee Period will mature after the Payment Commencement Date. No Guarantee Period may mature later than six months after a Payment Commencement Date. For example, if a 3-year Guarantee Period matures and the Payment Commencement Date begins 1 3/4 years from the Guarantee Period Maturity Date, the matured value will be transferred to a 2-year Guarantee Period.

  Breaking A Guarantee Period

  Any Transfer, withdrawal or the selection of an annuity option prior to the Guarantee Period Maturity Date will be known as breaking a Guarantee Period. When a Request to break a Guarantee Period is received, the Guarantee Period that is closest to the Guarantee Period Maturity Date will be broken first. If a Guarantee Period is broken, a Market Value Adjustment may be assessed. The Market Value Adjustment may increase or decrease the value of the amount Transferred or withdrawn from the Guarantee Period Fund. The Market Value Adjustment may reduce the value of amounts held in a Guarantee Period below the amount of your Contribution(s) allocated to that Guarantee Period. (See Market Value Adjustment, page 11.)

  Interest Rates

  Declared rates are effective annual rates of interest. The rate is guaranteed throughout the Guarantee Period. FOR GUARANTEE PERIODS NOT YET IN EFFECT, FIRST GWL&A MAY DECLARE INTEREST RATES DIFFERENT THAN THOSE CURRENTLY IN EFFECT. When a subsequent Guarantee Period begins, the rate applied will not be less than the rate then applicable to new Contracts of the same type with the same Guarantee Period.

  The stated rate of interest must be at least equal to the Contractual Guarantee of a Minimum Rate of Interest. The Company may declare higher rates. The Contractual Guarantee of a Minimum Rate of Interest is based on the applicable state standard non-forfeiture law which is currently 3% for the Contract.

  The determination of the stated rate of interest is influenced by, but does not necessarily correspond to, interest rates available on fixed income investments which the Company may acquire using funds deposited into the Guarantee Period Fund. In addition, the Company will consider other items in determining the stated rate of interest including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

  Market Value Adjustment

  Distributions from the amounts allocated to a Guarantee Period due to a full surrender or partial withdrawal, Transfer, application of amounts to the periodic withdrawal option or to purchase an annuity prior to a Guarantee Period Maturity Date will be subject to a Market Value Adjustment ("MVA"). An MVA may increase or decrease the amount payable on one of the above described distributions. Amount available for a full surrender, partial withdrawal or Transfer = amount Requested + MVA. The MVA is calculated by multiplying the amount Requested by the Market Value Adjustment Factor ("MVAF").


  The MVA reflects the relationship as of the time of its calculation between (a) the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the date the stated rate of interest was established for the Guarantee Period; and (b) the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the week the Guarantee Period is broken. There would be a downward adjustment if Treasury rates at the time the Guarantee Period is broken, exceed Treasury rates when the Guarantee Period was created. There would be an upward adjustment if Treasury rates at the time the Guarantee Period is broken, are lower than when the Guarantee Period was created. The MVA factor is the same for all Contracts.

  1.   The formula used to determine the MVA is:
     MVA = (amount applied) X (MVAF)

     The Market Value Adjustment Factor (MVAF) is:
     MVAF = {[(1 + i)/(1 + j)] N/12} - 1

     where:

   a) i is the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the date the stated rate of interest was established for the Guarantee Period. The term of i is measured in years and equals the term of the Guarantee Period; b) j is the U.S. Treasury Strip ask side yield as published in the Wall Street Journal on the last business day of the week prior to the week the Guarantee Period is broken. The term of j equals the remaining term to maturity of the Guarantee Period, rounded up to the higher number of years; and

   c) N is the number of complete months remaining until maturity.

     If N is less than 6, the MVA will equal 0.

  2.   The Market  Value Adjustment will  apply to any  Guarantee
       Period six or  more months  prior to the  Guarantee Period
       Maturity Date in each of the following situations:

   a)     Transfer   to  another  Guarantee   Period  or   to  an
          Investment Division offered under this Contract; or

   b)     Surrenders,   partial  withdrawals,   annuitization  or
          Periodic Withdrawals.

  3.   The  Market  Value  Adjustment  will   not  apply  to  any
       Guarantee Period  having fewer  than six  months prior  to
       the  Guarantee  Period  Maturity  Date   in  each  of  the
       following situations:

    a) Transfer to an Investment Division offered under this Contract; or

   b)     Surrenders,   partial  withdrawals,   annuitization  or
          Periodic Withdrawals.

   c)     A  single  sum payment  upon  death  of  the  Owner  or

   Annuitant.

  See Appendix A for Illustrations of the MVA.

                   APPLICATION AND CONTRIBUTIONS

  Contributions

  All Contributions  may be paid  at the  Schwab Annuity  Service
  Center by a check payable to the Company or by transfer to the Company of available funds from your Schwab account.

  The initial Contribution for the Contract must be at least $5,000 (or $2,000 if for an IRA). Subsequent Contributions must be at least $500. This minimum initial investment may be reduced to $1,000, but only if you participate in an Automatic Contribution Plan and contribute at least $100 per month through a recurring deposit. A confirmation will be issued to you upon the acceptance of each Contribution.

  Your Contract will be issued and your Contribution generally will be accepted and credited within two business days after receipt of an acceptable application and receipt of the initial Contribution at the Schwab Annuity Service Center. All Contributions should be paid to the Schwab Annuity Service Center by check (payable to First GWL&A) or by instructing Schwab to transfer to First GWL&A available funds from your account with Schwab. Acceptance is subject to there being sufficient information in a form acceptable to us and we reserve the right to reject any application or Contribution.

  The Schwab Annuity Service Center will process your application and Contributions. If your application is complete and your initial Contribution is being transferred from funds available in your Schwab account, then the Contribution will generally be credited within two business days following receipt of the application. If your application is incomplete, the Schwab Annuity Service Center will either complete the application from information Schwab has on file, or contact you for the additional information. No transfer of funds will be made from your Schwab account until your application is complete. The funds will be credited as Contributions to the Contract when they are transferred.

  If your Contribution is by check, and the application is complete, Schwab will use its best efforts to credit the Contribution on the day of receipt, but in all such cases it will be credited to your Contract within two business days of receipt. If your application is incomplete, the Schwab Annuity Service Center will complete the application from information Schwab has on file or contact you by telephone to obtain the required information. If your application remains incomplete for five business days, we will return to you both the check and the application unless you consent to our retaining the
  initial  Contribution   and  crediting  it   as  soon  as   the
  requirements are fulfilled.

  A  Contract  may be  returned  within  ten days  after  receipt
  ("Free  Look  Period").  During  the   Free  Look  Period,  all
  contributions will be processed as follows:

   (1)Amounts to be allocated to one or more of the then available Guarantee Periods will be allocated as directed, effective upon the Transaction Date.

   (2)Amounts the Owner has directed to be allocated to one or more of the Investment Divisions will first be allocated to the
   Schwab   Money  Market  Investment  Division   until  the  next
   Transaction Date following the end of the Free Look Period. On that date, the Variable Account Value held in the Schwab Money Market Investment Division will be allocated to the Investment Divisions selected by the Owner.

   (3)During  the Free  Look Period, you  may change  the allocation
   percentages  among   the  Investment   Divisions  and/or   your
   selection of Investment Divisions to which Contributions will be allocated after the Free Look Period.

   (4)If the Contract is returned, the contract will be void from the start and the greater of: (a) Contributions received less surrenders, withdrawals and distributions, or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded. Exercising the return privilege requires the return of the Contract to the Company or to the Schwab Annuity Service Center.

  Amounts the Owner has contributed from a 1035 exchange of the variable annuity issued by Transamerica Occidental Life
  Insurance Company and First Transamerica Occidental Life Insurance Company distributed by Charles Schwab & Co., Inc. (previously referred to as the Schwab Investment Advantage Annuity Contract) will be immediately allocated to the Investment Divisions selected by the Owner. If the Contract is returned, it will be void from the start and the greater of:
  (a) Contributions received less surrenders, withdrawals and distributions, or (b) the Annuity Account Value less surrenders, withdrawals and distributions, will be refunded.

  Additional Contributions may be made at any time prior to the Payment Commencement Date, as long as the Annuitant is living. Additional Contributions must be at least $500 or $100 per month if under an ACP. Additional Contributions will be credited within two days following receipt.

  Total  Contributions   may  exceed  $1,000,000  with   our  prior
  approval.

  The Company reserves the right to modify the limitations set forth in this section.


                       ANNUITY ACCOUNT VALUE


  Before the date annuity payments commence, your Annuity Account Value is the sum of each Variable and Fixed Sub-Account established under your Contract.

  Before the annuity commencement date, the Variable Account Value is the total dollar amount of all Accumulation Units under each of your Variable Sub-Accounts. Initially, the value of each Accumulation Unit was set at $10.00. Each Variable Sub-Account's value prior to the Payment Commencement Date is equal to: (a) net Contributions allocated to the corresponding
  Investment  Division;  plus  or  minus   (b)  any  increase  or
  decrease in  the  value of  the  assets  of the  Variable  Sub-
  Account  due  to   investment  results;  less  (c)   the  daily
  Mortality and Expense Risk Charge; less (d) reductions for the Contract Maintenance Charge deducted on the last business day of each Contract Year; less (e) any applicable Transfer Fees; and less (f) any withdrawals or Transfers from the Variable Sub-Account.

  A Valuation Period is the period between successive Valuation Dates. It begins at the close of the New York Stock Exchange (generally 4:00 p.m. ET) on each Valuation Date and ends at
  the  close  of   the  New  York  Stock  Exchange  on  the  next
  succeeding Valuation Date. A Valuation Date is each day that the New York Stock Exchange is open for regular business. The value of an Investment Division's assets is determined at the end of each Valuation Date. To determine the value of an asset on a day that is not a Valuation Date, the value of that asset as of the end of the previous Valuation Date will be used.

  The Variable Account Value  is expected to change from  Valuation
  Period  to   Valuation   Period,  reflecting   the   investment
  experience of the selected Investment Division(s) as well as the deductions for charges.

  Contributions which you allocate to an Investment Division are used to purchase Variable Accumulation Units in the Investment Division(s) you select. The number of Accumulation Units to be credited will be determined by dividing the portion of each Contribution allocated to the Investment Division by the value of an Accumulation Unit determined at the end of the Valuation Period during which the Contribution was received. In the case of the initial Contribution, Accumulation Units for that payment will be credited to the Variable Account Value (and, except for certain 1035 exchanges), held in the Schwab Money

  Market Investment Division until the end of the Free Look Period (see "Application and Contributions," page __). In the case of any subsequent Contribution, Accumulation Units for that payment will be credited at the end of the Valuation Period during which we receive the Contribution. The value of an Accumulation Unit for each Investment Division for a Valuation Period is established at the end of each Valuation Period and is calculated by multiplying the value of that unit at the end of the prior Valuation Period by the Investment Division's Net Investment Factor for the Valuation Period.

  Unlike a brokerage account, amounts held under a Contract are not covered by the Securities Investor Protection Corporation
  ("SIPC") .


                             TRANSFERS


  In General

  Prior to the Payment Commencement Date you may Transfer all or part of your Annuity Account Value among and between the Investment Divisions and the available Guarantee Periods by sending a Request to the Schwab Annuity Service Center. The
  Request  must  specify  the  amounts  being   Transferred,  the
  Investment Division(s) and/or Guarantee Period(s) from which the Transfer is to be made, and the Investment Division(s) and/or Guarantee Period(s) that will receive the Transfer.

  Currently, there is no limit on the number of Transfers you can make among the Investment Divisions during any calendar year. There is no charge for the first twelve Transfers per calendar year, but there will be a charge of $10 for each additional Transfer in each calendar year. We reserve the right to limit the number of Transfers you make. The charge will be deducted from the amount transferred. All Transfers made on a single Transaction Date will be aggregated to count as only one Transfer toward the twelve free Transfers; however, if a one time rebalancing Transfer also occurs on the Transaction Date, it will be counted as a separate and additional Transfer.

  Transfers   involving  the   Guarantee  Period   Fund  (including
  Transfers to or from the Investment Division(s)) are not limited during any calendar year. These Guarantee Period Fund Transfers are counted against your twelve free Transfers as discussed above. The $10 charge will apply to each Transfer made in excess of the first twelve Transfers each calendar year.

  A Transfer generally will be effective on the date the Request for Transfer is received by the Schwab Annuity Service Center if received before 4:00 p.m. Eastern Time. Under current law, there will not be any tax liability to you if you make a Transfer.

  Transfers involving the Investment Divisions will result in the purchase and/or cancellation of Accumulation Units having a total value equal to the dollar amount being Transferred to or from a particular Investment Division. The purchase and/or cancellation of such units generally shall be made using the Variable Account Value as of the end of the Valuation Date on which the Transfer is effective.

  When a Transfer is made from amounts in a Guarantee Period before the Guarantee Period Maturity Date, the amount Transferred may be subject to a Market Value Adjustment. (See "Market Value Adjustment," page 11.) A Request for Transfer from amounts in a Guarantee Period made prior to the Guarantee Period Maturity Date for Transfers on the Guarantee Period Maturity Date will not be counted for the purpose of determining any Transfer Fee on Transfers in excess of the twelve Transfers per calendar year if these Transfers are to take place on the Guarantee Period Maturity Date.

  Possible Restrictions

  We reserve the right without prior notice to modify, restrict, suspend or eliminate the Transfer privileges at any time. For example, restrictions may be necessary to protect Owners from
  adverse  impacts  on  portfolio  management   of  large  and/or
  numerous  Transfers  by  market  timers   or  others.  We  have
  determined that the movement of significant amounts from one Investment Division to another may prevent the underlying
  Eligible    Fund   from   taking    advantage   of   investment
  opportunities  because  the   Eligible  Fund  must  maintain  a
  significant cash position in order to handle redemptions. Such movement may also cause a substantial increase in Eligible Fund transaction costs which must be indirectly borne by Owners. Therefore, we reserve the right to require that all Transfer Requests be made by the Owner and not by an Owner's designee and to require that each Transfer Request be made by a separate communication to us. We also reserve the right to request that each Transfer Request be submitted in writing and be manually signed by the Owner; facsimile Transfer Requests may not be allowed. Transfers among the Investment Divisions may also be subject to such terms and conditions as may be imposed by the Eligible Funds.

  Custom Transfer: Dollar Cost Averaging (Automatic Transfers)

  The Owner may Request to automatically Transfer at regular intervals, predetermined amounts from one Investment Division selected from among those being allowed under this option

  (which may be modified by the Company from time to time) to any of the other Investment Divisions. The intervals between Transfers may be monthly, quarterly, semi-annually or annually. The Transfer will be initiated on the Transaction Date one frequency period following the date of the Request. Transfers will continue on that same day each interval unless terminated by you or for other reasons as set forth in the Contract. If there are insufficient funds in the applicable Variable Sub-Account on the date of Transfer, no Transfer will be made; however, Dollar Cost Averaging will resume once there are sufficient funds in the applicable Variable Sub-Account. Dollar Cost Averaging will terminate automatically upon the annuity commencement date. Amounts transferred through Dollar Cost Averaging are not counted against the twelve free Transfers allowed in a calendar year.

  Automatic Transfers must meet the following conditions:

  1. The minimum amount that can be Transferred out of the selected Investment Division is $100 per month.

  2. The Owner must specify dollar amount to be Transferred, designate the Investment Division(s) to which the Transfer will be made and the percent to be allocated to such Investment Division(s). The Accumulation Unit values will be determined on the Transfer Date.

  Dollar Cost Averaging may be used to purchase Accumulation Units of the Investment Divisions over a period of time. The Owner, by Request, may cease Dollar Cost Averaging at any time. Participation in Dollar Cost Averaging does not, however, assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves
  the  right  to   modify,  suspend  or  terminate   Dollar  Cost
  Averaging at any time.

  Custom Transfer: Rebalancer Option

  The Owner may Request to automatically Transfer among the Investment Divisions on a periodic basis by electing the Rebalancer Option. This option automatically reallocates the Variable Account Value to maintain a particular allocation among Investment Divisions selected by the Owner. The amount
  allocated  to   each  Investment  Division   will  increase  or
  decrease  at  different  rates  depending   on  the  investment
  experience of the Investment Division.

  The Owner may Request that the rebalancing occur one time only, in which case the Transfer will take place on the Transaction Date of the Request. This Transfer will count as one Transfer towards the twelve free Transfers allowed in a calendar year. (See "Transfer Fee," page 13.)

  Rebalancing may also be set up on a quarterly, semiannual or annual basis, in which case the first Transfer will be
  initiated  on  the   Transaction  Date  one   frequency  period
  following the date  of the Request. On the Transaction Date for
  the   specified   Request,   assets   will   be   automatically
  reallocated to the selected Investment Divisions. Rebalancing will continue on the same Transaction Date for subsequent periods. In order to participate in the Rebalancer Option, the entire Variable Account Value must be included. Transfers set up with these frequencies will not count against the twelve free Transfers allowed in a calendar year.

  The Owner must specify the percentage of Variable Account Value to be allocated to each Investment Division and the frequency
  of  rebalancing.  The   Owner,  by  Request,  may   modify  the
  allocations or  cease the  Rebalancer Option  at any time.  The
  Rebalancer   Option  will  terminate   automatically  upon  the
  Payment Commencement Date. Participation in the Rebalancer Option and Dollar Cost Averaging at the same time is not allowed. Participation in the Rebalancer Option does not assure a greater profit, nor will it prevent or necessarily alleviate losses in a declining market. The Company reserves the right to modify, suspend, or terminate the Rebalancer Option at any time.


                          CASH WITHDRAWALS


  Withdrawals

  You (the Owner) may withdraw from the Contract all or part of your Annuity Account Value at any time during the life of the Annuitant and prior to the date annuity payments commence by Request at the Schwab Annuity Service Center subject to the rules below. Federal or state laws, rules or regulations may apply. The amount payable to you if you surrender your Contract is your Annuity Account Value, with a Market Value Adjustment, if applicable, on the effective date of the surrender, and less any applicable Premium Tax. No withdrawals may be made after the date annuity payments commence.

  A Request for a partial withdrawal will result in a reduction in your Annuity Account Value equal to the sum of the dollar amount withdrawn. A Market Value Adjustment may apply. (See "Market Value Adjustment," page 11.) The partial withdrawal proceeds may be greater or less than the amount requested, depending on the effect of the Market Value Adjustment.

  The minimum partial withdrawal before application of the MVA is $500. Partial withdrawals are unlimited; however, you must specify the Investment Division(s) or Guarantee Period(s) from
  which  the  withdrawal   is  to  be  made.  After  any  partial
  withdrawal, if the remaining Annuity Account Value is less than $2,000, then a full surrender may be required.
  The following terms apply:
     (a) No partial withdrawals are permitted after the date annuity payments commence.

     (b)  A  partial  withdrawal  will  be  effective  upon   the
     Transaction Date.

     (c) A partial withdrawal from amounts in a Guarantee Period may be subject to the Market Value Adjustment provisions, the Guarantee Period Fund provisions of the Contract, and the terms of the attached Guarantee Period Fund Rider(s), if any.

  Withdrawals may be taxable (this includes Periodic Withdrawals, discussed below). Moreover, the Internal Revenue Code (the "Code") provides that a 10% penalty tax may be imposed on the taxable portions of certain early withdrawals. The Code generally requires us to withhold federal income tax from withdrawals. However, generally you will be entitled to elect, in writing, not to have tax withholding apply unless withholding is mandatory for your Contract. Withholding applies to the portion of the withdrawal which is included in your income and subject to federal income tax. The tax withholding rate is 10% of the taxable amount of the withdrawal. Withholding applies only if the taxable amount of the withdrawal is at least $200. Some states also require withholding for state income taxes. (See "Federal Tax Matters," page 21.)

  Withdrawal  Requests must  be in  writing to  ensure  that your
  instructions  regarding   withholding  are   followed.  If   an
  adequate election is not made, the Request will be denied and no withdrawal or partial withdrawal will be processed.

  After a withdrawal of all of your total Annuity Account Value, or at any time that your Annuity Account Value is zero, all your rights under the Contract will terminate.

  Since IRAs are offered  by this Prospectus, reference should be
  made  to  the  applicable  provisions  of   the  Code  for  any
  additional limitations or restrictions on cash withdrawals.

  TELEPHONE TRANSACTIONS

  We will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and if we follow such procedures we will not be liable for any losses due to unauthorized or fraudulent instructions. However, we may be liable for such losses if we do not follow those reasonable procedures. The procedures we will follow for telephone transactions may include requiring some form of personal identification prior to acting on instructions received by telephone, providing written confirmation of the transaction, and/or tape recording the instructions given by telephone.

  We  reserve  the   right  to   suspend  telephone   transaction
  privileges at any time, for some or all Contracts, and for any reason. Withdrawals are not permitted by telephone.


                           DEATH BENEFIT

  Payment of Death Benefit

  Before the date annuity payments commence, the death benefit, if any, will be equal to the greater of: (a) the Annuity Account Value with an MVA, if applicable, as of the date the Request for payment is received, less Premium Tax, if any, or
  (b) the sum of Contributions paid, less partial withdrawals and/or Periodic Withdrawals, less Premium Tax, if any. The death benefit will become payable following the Company's receipt of a Request from the Beneficiary. When an Owner or the Annuitant dies before the annuity commencement date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner(s) until new allocation instructions are Requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date payments commence; however, on the date a payment option is processed, amounts in the Variable Sub-Account will be Transferred to the Money Market Investment Division unless the Beneficiary otherwise elects by Request. Subject to the distribution rules set forth below, payment of the death benefit may be Requested to be made as follows:

     A.   Proceeds from the Variable Sub-Account(s)
       1.   payment in a single sum; or
        2.payment under any of the variable annuity options provided under this Contract.

     B.   Proceeds from the Guarantee Period(s)
        1.payment in a single sum; or
        2.payment under any of the annuity options provided under this Contract.

  In  any  event,  no  payment  of  benefits  provided under  the
  Contract   will  be   allowed  that   does   not  satisfy   the
  requirements of Section 72(s) of the Code and any other applicable federal or state laws, rules or regulations.

  Distribution Rules

  1.   Death of Annuitant

  Upon the death of the Annuitant while the Owner is living, and before the annuity commencement date, the Company will pay the death benefit to the Beneficiary unless there is a Contingent
  Annuitant.

  If a Contingent Annuitant was named by the Owner(s) prior to the Annuitant's death, and the Annuitant dies before the annuity commencement date while the Owner and Contingent Annuitant are living, no death benefit will be payable by reason of the Annuitant's death and the Contingent Annuitant will become the Annuitant.

     If the Annuitant dies after the date annuity payments commence and before the entire interest has been distributed, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the payment option applicable to the Annuitant on the Annuitant's date of death.

     If a corporation or other non-individual is an Owner, or if the deceased Annuitant is an Owner, the death of the Annuitant will be treated as the death of an Owner and the Contract will be subject to the "Death of Owner" provisions described below.

  2.        Death of Owner

  If the Owner is not the Annuitant:

   (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may elect to take the death benefit or elect to continue the Contract in force.

   (2)In all other cases, the Company will pay the death benefit to the Beneficiary even if a Joint Owner (who was not the
   Owner's spouse on the date of the Owner's death), the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary elects to become the Owner and Annuitant and to continue the Contract in force.

  If the Owner is not the Annuitant, and the Owner dies after annuity payments commence and before the entire interest has been distributed while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the payment option applicable on the Owner's death. All rights granted the Owner under the Contract will pass to any surviving Joint Owner and, if none, to the Annuitant.

  If the Owner is the Annuitant (Owner/Annuitant):

  (1) If there is a Joint Owner who is the surviving spouse of the deceased Owner and a Contingent Annuitant, the Joint Owner will become the Owner and the Beneficiary, the Contingent Annuitant will become the Annuitant, and the Contract will continue in force.

  (2)If there is a Joint Owner who is the surviving spouse of the deceased Owner but no Contingent Annuitant, the Joint Owner will become the Owner, Annuitant and Beneficiary and may elect to take the death benefit or continue the Contract in force.

  (3)In all other cases, the Company will pay the death benefit to the Beneficiary, even if a Joint Owner (who was not the Owner's spouse on the date of the Owner's death), Annuitant and/or Contingent Annuitant are alive at the time of the Owner's death, unless the sole Beneficiary is the deceased Owner's surviving spouse and the Beneficiary Requests to become the Owner and Annuitant and to continue the Contract in force.

  Any death benefit payable to the Beneficiary upon an Owner's death will be distributed as follows:

   (1) If the Owner's surviving spouse is the person entitled to receive benefits upon the Owner's death, the surviving spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force; or

   (2) If the Beneficiary is a non-spouse individual, she/he may elect, not later than one year after the Owner's date of death, to receive the death benefit in either a single sum or payment under any of the variable or fixed annuity options available under the Contract, provided that (a) such annuity is distributed in substantially equal installments over the life or life expectancy of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary; and (b) such distributions begin not later than one year after the Owner's date of death. If no election is received by the Company from a non-spouse Beneficiary such that substantially equal installments have begun not later than one year after the Owner's date of death, then the entire amount must be distributed within five years of the Owner's date of death. The death benefit will be determined as of the date the payments commence; or

   (3) If a corporation or other non-individual entity is entitled to receive benefits upon the Owner's death, the death benefit must be completely distributed within five years of the Owner's date of death.

  Beneficiary

  You may select one or more Beneficiaries. If more than one Beneficiary is selected, unless you indicate otherwise, they will share equally in any death benefit payable. You may change the Beneficiary any time before the Annuitant's death.

  You may, while the Annuitant is living, change the Beneficiary by Request. A change of Beneficiary will take effect as of the date the Request is processed by the Schwab Annuity Service Center, unless a certain date is specified by the Owner. If the Owner dies before the Request was processed, the change will take effect as of the date the Request was made, unless the Company has already made a payment or otherwise taken action on a designation or change before receipt or processing of such Request. A beneficiary designated irrevocably may not be changed without the written consent of that Beneficiary, except as allowed by law.

  The interest of any Beneficiary who dies before the Owner or the Annuitant will terminate at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner otherwise indicates by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant. If no Beneficiary survives the Owner or Annuitant, as applicable, the Company will pay the death benefit proceeds to the Owner's estate.

  If the surviving spouse of an Owner is the surviving Joint Owner, the surviving spouse will become the Beneficiary upon such Owner's death and may elect to take the death benefit or may elect to continue the Contract in force. If there is no surviving Joint Owner, and no named Beneficiary is alive at the time at the time of an Owner's death, any benefits payable will be paid to the Owner's estate.

  Contingent Annuitant

  While the Annuitant is living, the Owner(s) may, by Request, designate or change a Contingent Annuitant from time to time. A change of Contingent Annuitant will take effect as of the date the Request is processed at the Schwab Annuity Service Center, unless a certain date is specified by the Owner(s).

  CHARGES AND DEDUCTIONS

  No deductions are made from Contributions except for any applicable Premium Tax. Therefore, the full amount of the Contributions (less any applicable Premium Tax) are invested in the Contract.

  As more fully described below, charges under the Contract are assessed only as deductions for Premium Tax, if applicable, for certain Transfers, as a Contract Maintenance Charge, and as charges against the assets in the Owner's Variable Sub-Account(s) for our assumption of mortality and expense risks. In addition, a Market Value Adjustment may apply to withdrawals and surrenders, Transfers, amounts applied to purchase an annuity, and distributions resulting from death of the Owner or Annuitant if the amounts held in a Guarantee Period are paid out prior to the Guarantee Period Maturity Date.

  Mortality and Expense Risk Charge

  We deduct a Mortality and Expense Risk Charge from your Variable Sub-Account(s) at the end of each Valuation Period to compensate us for bearing certain mortality and expense risks under the Contract. This is a daily charge equal to an effective annual rate of 0.85% of the value of the net assets in your Variable Sub-Account(s). The approximate portion of this charge attributable to mortality risks is 0.68%; the approximate portion of this charge estimated to be attributable to expense risk is 0.17% of the value of the net assets in your Variable Sub-Account(s). We guarantee that this charge will never increase beyond 0.85%.

  The Mortality and Expense Risk Charge is reflected in the Accumulation Unit Values for each of your Variable Sub-Accounts. Thus, this charge will continue to be applicable should you choose a variable annuity payment option or the periodic withdrawal option.

  Annuity Account Values and annuity payments are not affected by changes in actual mortality experience incurred by us. The mortality risks assumed by us arise from our contractual obligations to make annuity payments determined in accordance with the annuity tables and other provisions contained in the Contract. Thus you are assured that neither the Annuitant's longevity nor an unanticipated improvement in general life expectancy will adversely affect the annuity payments under the Contract.

  We bear substantial risk in connection with the death benefit before the annuity commencement date, since we will pay a death benefit equal to the greater of the Annuity Account Value with a Market Value Adjustment, if applicable, as of the later of the date of death or the date the Request for payment is received, less Premium Tax, if any; or the sum of the Contributions paid, less partial withdrawals and/or Periodic Withdrawals, less any charges under Contract less Premium Tax, if any (i.e., we bear the risk of unfavorable experience in your Variable Sub-Accounts).

  The expense risk assumed is the risk that our actual expenses in administering the Contracts and the Series Account will be greater than anticipated, or exceed the amount recovered through the Contract Maintenance Charge plus the amount, if any, recovered through Transfer Fees.

  If the Mortality and Expense Risk Charge is insufficient to cover actual costs and risks assumed, the loss will fall on us. Conversely, if this charge is more than sufficient, any excess will be profit to us. Currently, we expect a profit from this charge. Our expenses for distributing the Contracts will be borne by our general assets, including any profits from this charge.

  Contract Maintenance Charge

  We currently deduct a $25 annual Contract Maintenance Charge from the Annuity Account Value only on each Contract anniversary date. This charge partially covers our costs for administering the Contracts and the Series Account. Once you have selected a payment option, this charge will cease to apply other than for the Periodic Withdrawal Option. The Contract Maintenance Charge is deducted from your Annuity Account Value allocated to the Schwab Money Market Investment Division. If you do not have sufficient Annuity Account Value allocated to the Schwab Money Market Investment Division to cover the Contract Maintenance Charge, then the charge or any portion thereof will be deducted on a pro rata basis from all your Variable Sub-Accounts with current value. If the entire Annuity Account is held in the Guarantee Period Fund or there are not enough funds in any Variable Sub-Account to pay the entire charge, then the Contract Maintenance Charge will be deducted on a pro rata basis from amounts held in all Guarantee Periods. There is no MVA on amounts deducted from a Guarantee Period for the Contract Maintenance Charge. The Contract Maintenance Charges is currently waived for Contracts with an Annuity Account Value of at least $50,000. If your Annuity Account Value falls below $50,000 due to a withdrawal, the Contract Maintenance Charge will be reinstated until such time as your Annuity Account Value is equal to or greater than $50,000. This charge may also be waived for Contracts issued under certain sponsored arrangements. We do not expect a profit from amounts received from the Contract Maintenance Charge.

  Premium Tax

  We may be required to pay state premium taxes or retaliatory taxes currently ranging from 0% to 3.5% in connection with Contributions or values under the Contracts. Currently, the premium tax rate in New York for annuities is 0%. Depending on applicable state law, we will deduct charges for the premium taxes we incur with respect to a particular Contract from the Contributions, from amounts withdrawn, or from amounts applied on the Payment Commencement Date. In some states, charges for both direct premium taxes and retaliatory premium taxes may be imposed at the same or different times with respect to the same Contribution, depending on applicable state law.


  Transfer Fee

  There will be a $10 charge for each Transfer in excess of twelve Transfers in any calendar year. We do not expect a profit from the Transfer fee for excess Transfers.

  Other Taxes

  Under present laws, we will incur state or local taxes (in addition to the Premium Tax described above) in New York. No charges are currently made for taxes other than Premium Tax. However, we reserve the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that we determine to be attributable to the Contracts.


  Expenses of the Eligible Funds

  The value of the assets in the Investment Divisions reflect the value of Eligible Fund shares and therefore the fees and expenses paid by each Eligible Fund. A complete description of the fees, expenses, and deductions from the Eligible Funds are found in the Eligible Funds' prospectuses. (See "The Eligible Funds," page 6.) Current prospectuses for the Funds can be obtained by calling the Schwab Annuity Service Center at 800-838-0649, or by writing to the Schwab Annuity Service Center, P.O. Box 7806, San Francisco, California 94120-9327.

                          PAYMENT OPTIONS

  Periodic Withdrawal Option

  The  Owner may Request that all  or part of the Annuity Account
  Value be applied to a Periodic Withdrawal Option. The amount applied to a Periodic Withdrawal is the Annuity Account Value with an MVA, if applicable, less Premium Tax, if any.

  In Requesting Periodic Withdrawals, the Owner must elect:

   -The withdrawal frequency of either 12-, 6-, 3-, or 1-month intervals;

   -A withdrawal amount; a minimum of $100 is required;

   -The calendar day of the month on which withdrawals will be made;

   -One withdrawal option; and

   -The allocation of withdrawals from the Owner's Variable and/or Fixed Sub-Account(s) as follows:

     1) Prorate the amount to be paid across all Variable and Fixed Sub-Accounts in proportion to the assets in each sub-account; or

     2) Select the Variable and/or Fixed Sub-Account(s) from which withdrawals will be made. Once the Variable and/or Fixed Sub-Accounts have been depleted, the Company will automatically prorate the remaining withdrawals against all remaining available Variable and/or Fixed Sub-Accounts unless the Owner Requests the selection of another Variable and/or Fixed Sub-Account.

  The Owner may elect to change the withdrawal option and/or the frequency once each calendar year.

     While Periodic Withdrawals are being received:

   1.the Owner may continue to exercise all contractual rights that are available prior to electing an annuity option, except that no Contributions may be made;
   2.for Periodic Withdrawals from Guarantee Periods six or more months prior to its Guarantee Period Maturity Date, a Market Value Adjustment, if applicable, will be assessed;
   3.the  Owner may keep the  same investment options  as were in force before periodic withdrawals began;
   4.charges and fees under the Contract continue to apply; and 5.maturing Guarantee Periods renew into the shortest Guarantee
     Period then available.

     Periodic Withdrawals will cease on the earlier of the date:
   1.the  amount elected to be paid under the option selected has been reduced to zero;
   2.the Annuity Account Value is zero;
   3.the Owner Requests that withdrawals stop; or 4.an Owner or the Annuitant dies.


     The  Owner  must  elect  one  of   the  following  five  (5)
  withdrawal options:

   1.Income for a  Specified Period for at  least thirty-six (36)
     months  -   The  Owner   elects  the  duration   over  which
     withdrawals will be made. The amount paid will vary based on the duration; or


   2.Income  of a Specified  Amount for at  least thirty-six (36)
     months  -  The  Owner  elects  the  dollar  amount  of   the
     withdrawals. Based on the amount elected, the duration may vary; or

   3.Interest Only - The withdrawals will be based on the amount of interest credited to the Guarantee Period Fund between each withdrawal. Available only if 100% of the account value is invested in the Guarantee Period Fund; or

   4.Minimum Distribution - If this is an IRA contract, the Owner may Request minimum distributions as specified under Code
     Section 401(a)(9); or

   5.Any Other Form for a period of at least thirty-six (36) months - Any other form of Periodic Withdrawal which is acceptable to the Company.

  If Periodic Withdrawals cease, the Owner may resume making Contributions. The Owner may elect to restart a Periodic Withdrawal program; however, the Company may limit the number of times the Owner may restart a Periodic Withdrawal program.

  Periodic withdrawals may be taxable, subject to withholding and subject to the 10% penalty tax. IRAs are subject to complex rules with respect to restrictions on and taxation of distributions, including the applicability of penalty taxes. A competent tax adviser should be consulted before a Periodic Withdrawal Option is requested. (See "Federal Tax Matters," page 21.)

  Annuity Date

  The date annuity payments commence may be chosen when the Contract is purchased or at a later date. This date must be at least one year after the initial Contribution. In the absence of an earlier election, the annuity date is the first day of the month of the Annuitant's 90th birthday.

  If an option has not been elected within 30 days of the annuity commencement date, the Annuity Account Value held in the Fixed Sub-Account(s) will be applied under Fixed Annuity Payment Option 3, discussed below, to provide payments for life with a guaranteed period of 20 years. The Annuity Account Value held in the Variable Sub-Account(s) will be applied under Variable Annuity Payment Option 1, discussed below, to provide payments for life with a guaranteed period of 20 years.


  Under section 401(a)(9) of the Code, a Contract which is purchased and used in connection with an Individual Retirement Account or with certain other plans qualifying for special federal income tax treatment is subject to complex "minimum distribution" requirements, which require that distributions under such a plan must begin by a specific date, and also that the entire interest of the plan participant must be distributed within certain specified periods under formulas that specify minimum annual distributions. The application of the minimum distribution requirements to each person will vary according to the person's age and other circumstances. A prospective purchaser may wish to consult a competent tax adviser regarding the application of the minimum distribution requirements. (See "Federal Tax Matters," page 21.)

  Annuity Options

  An annuity option may be selected by the Owner when the Contract is purchased, or at a later date. This selection may be changed, by Request, at any time up to 30 days before the annuity date. In the absence of an election, payments will automatically commence on the annuity date as described above. The amount to be applied is the Annuity Account Value on the annuity date. The minimum amount that may be withdrawn from the Annuity Account Value to purchase an annuity payment option is $2,000 with an MVA, if applicable. If the amount is less than $2,000, the Company may pay the amount in a single sum subject to the Contract provisions applicable to a partial withdrawal. Payments may be elected to be received monthly, quarterly, semi-annually or annually. Payments to be made under the annuity payment option selected must be at least $50. The Company reserves the right to make payments using the most frequent payment interval which produces a payment of not less than $50. The maximum amount that may be applied under any payment option is $1,000,000, unless prior approval is obtained from the Company.

  A single sum payment may be elected. If it is, then the amount to be paid is the Surrender Value. If the Owner elects a variable annuity with funds from the Owner's Variable Sub-Accounts, then the amount to be applied is the Annuity Account Value held in the Variable Sub-Account(s), as of the annuity commencement date, less any applicable Premium Tax. If the Owner elects a fixed annuity with funds from the Fixed Sub-Accounts, then the amount to be applied is the Annuity Account Value held in the Fixed Sub-Account(s), as of the annuity commencement date with an MVA, if applicable, less any applicable Premium Tax.

  Fixed Annuity Payment Options

     Option 1: Income of Specified Amount

     The amount applied under this option may be paid in equal annual, semiannual, quarterly or monthly installments of the dollar amount elected for not more than 240 months. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payments at the same interval that was elected by the Owner.

     Option 2: Income for a Specified Period

     Payments  are  paid  annually,  semiannually,  quarterly  or monthly, as elected, for a selected number of years not to exceed 240 months. Upon death of the Annuitant, the Beneficiary will begin to receive the remaining payments at the same interval that was elected by the Owner.

     Option 3: Fixed Life Annuity with Guaranteed Period

     This option provides for monthly payments during a designated period and thereafter throughout the lifetime of the Annuitant. The designated period may be 5, 10, 15 or 20
  years.  Upon  death  of  the   Annuitant,  for  each  remaining
  designated period, the amounts payable under this payment option will be paid to the Beneficiary.

     Option 4: Fixed Life Annuity

     This annuity is payable monthly during the lifetime of the Annuitant, terminating with the last payment due prior to the death of the Annuitant. Since no minimum number of payments is guaranteed, this option may offer the maximum level of monthly payments of the annuity options. It is possible that only one payment may be made if the Annuitant died before the date on which the second payment was due. Upon the death of the Annuitant, all payments cease and no amounts are payable to the Beneficiary.

     Option 5: Any Other Form

     This option allows an Owner the ability to choose any other form of annuity which is acceptable to the Company.

  Variable Annuity Payment Options

     Option 1: Variable Life Annuity with Guarantee Period

     This option provides for payments during a designated period and thereafter throughout the life time of the Annuitant. The designated period may be 5, 10, 15 or 20 years. Upon death of the Annuitant, for each remaining designated period, the amounts payable under this payment option will be paid to the Beneficiary.

     Option 2: Variable Life Annuity

     This  annuity   is  payable  during  the   lifetime  of  the
  Annuitant. The annuity terminates with the last payment due prior to the death of the Annuitant. Since no minimum number of payments is guaranteed, this option may offer the maximum level of monthly payments of the annuity options. It is possible that only one payment may be made if the Annuitant died before the date on which the second payment was due. Upon the death of the Annuitant, all payments cease and no amounts are payable to the Beneficiary.

  Variable annuity payment options are subject to the following provisions:

     Amount of First Payment

  The first payment under a variable annuity payment option will be based on the value of the amounts held in each Variable Sub-Account on the 5th Valuation Date preceding the annuity commencement date. It will be determined by applying the appropriate rate to the amount applied under the payment option.

     Annuity Units

  The number of Annuity Units paid to the Annuitant for each Variable Sub-Account is determined by dividing the amount of the first monthly payment by its Accumulation Unit Value on the 5th Valuation Date preceding the date the first payment is due. The number of Annuity Units used to calculate each payment for a Variable Sub-Account remains fixed during the Annuity Payment Period.

     Amount of Payments after the First

  Payments after the first will vary depending upon the investment experience of the Investment Divisions. The subsequent amount paid from each sub-account is determined by multiplying (a) by (b) where (a) is the number of sub-account Annuity Units to be paid and (b) is the sub-account Annuity Unit value on the 5th Valuation Date preceding the date the annuity payment is due. The total amount of each variable annuity payment will be the sum of the variable annuity payments for each Variable Sub-Account. The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

  Transfers After the Annuity Commencement Date

  Once annuity payments have begun, no Transfers may be made from a fixed annuity payment option to a variable annuity payment option, or vice versa; however, for variable annuity payment options, Transfers may be made among Investment Divisions. Transfers after the annuity commencement date will be made by converting the number of Annuity Units being Transferred to the number of Accumulation Units of the Variable Sub-Account to which the Transfer is made. The result will be that the next annuity payment, if it were made at that time, would be the same amount that it would have been without the Transfer. Thereafter, annuity payments will reflect changes in the value of the new Annuity Units.

                                ***

  For annuity options involving life income, the actual age and/or sex of the Annuitant will affect the amount of each payment. We reserve the right to ask for satisfactory proof of the Annuitant's age. We may delay annuity payments until satisfactory proof is received. Since payments to older Annuitants are expected to be fewer in number, the amount of each annuity payment under a selected annuity form will be greater for older Annuitants than for younger Annuitants.

  If the age or sex of the Annuitant has been misstated, the payments established will be made on the basis of the correct age or sex. If payments were too large because of misstatement, the difference with interest may be deducted by the Company from the next payment or payments. If payments were too small, the difference with interest may be added by the Company to the next payment. This interest is at an annual effective rate which will not be less than the Contractual Guarantee of a Minimum Rate of Interest.

  The Payment Commencement Date and annuity options available for IRAs may also be controlled by endorsements, the plan documents, or applicable law.

  Once  payments start  under  the annuity  form selected  by the
  Owner: (a) no changes can be made in the annuity form, (b) no additional Contributions will be accepted under the Contract, and (c) no further withdrawals, other than withdrawals made to provide annuity benefits, will be allowed.
                                ***

  A portion or the entire amount of the annuity payments may be taxable as ordinary income. If, at the time the annuity payments begin, we have not received a proper written election not to have federal income taxes withheld, we must by law withhold such taxes from the taxable portion of such annuity payments and remit that amount to the federal government (an election not to have taxes withheld is not permitted for certain Qualified Contracts). State income tax withholding may also apply. (See "Federal Tax-Matters," below.)

                        FEDERAL TAX MATTERS

  Introduction

  The following discussion is a general description of federal income tax considerations relating to the Contracts and is not intended as tax advice. Further, this discussion is based on the assumption that the Contract qualifies as an annuity contract for federal income tax purposes. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon our understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

     The Contract may be purchased on a non-tax qualified basis ("Non-Qualified Contract") or purchased and used in connection with IRAs. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to you, the Annuitant, or the Beneficiary may depend on the type of Contract, and on the tax status of the individual concerned. In addition, certain requirements must be satisfied in purchasing an IRA and receiving distributions from an IRA in order to continue receiving favorable tax treatment. Therefore, purchasers of IRAs should seek competent legal and tax advice regarding the suitability of the Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of the Contract. The following discussion assumes that an IRA is purchased with proceeds from and/or Contributions that qualify for the intended special federal income tax treatment.

  Tax Status

  The Company is taxed as a life insurance company under Part I of Subchapter L of the Code.

  Taxation of Annuities

  In General

  Section  72  of  the  Code  governs taxation  of  annuities  in general. An Owner who is a natural person generally is not taxed on increases (if any) in the value of an Annuity Account Value until distribution occurs by withdrawing all or part of the Annuity Account Value (e.g., withdrawals or annuity payments under the annuity form elected). However, under certain circumstances, the Owner may be subject to taxation currently. In addition, an assignment, pledge, or agreement to assign or pledge any portion of the Annuity Account Value generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income. An IRA Contract may not be assigned as collateral.

  The Owner of any annuity contract who is not a natural person (e.g. a corporation) generally must include in income any increase in the excess of the Annuity Account Value over the "investment in the contract" (discussed below) during each taxable year. The rule does not apply where the non-natural person is the nominal owner of a Contract and the beneficial owner is a natural person. The rule also does not apply in the following circumstances: (1) where the annuity Contract is acquired by the estate of a decedent, (2) where the Contract is held under an IRA, (3) where the Contract is a qualified funding asset for a structured settlement, and (4) where the Contract is purchased on behalf of an employee upon termination of a qualified plan. A prospective Owner that is not a natural person may wish to discuss these matters with a competent tax adviser.
  The following discussion generally applies to a Contract owned by a natural person.

  Withdrawals

  In the case of a withdrawal under an IRA, including withdrawals under the Periodic Withdrawal Option, a ratable portion of the amount received may be non-taxable. The amount of the non-taxable portion is generally determined by the ratio of the "investment in the contract" to the individual's total accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any nondeductible Contributions paid by or on behalf of any individual. Special tax rules may be available for certain distributions from an IRA.

  With respect to Non-Qualified Contracts, partial withdrawals, including Periodic Withdrawals, are generally treated as taxable income to the extent that the Annuity Account Value immediately before the withdrawal exceeds the "investment in the contract" at that time. If a partial withdrawal is made from a Guarantee Period which is subject to a Market Value Adjustment, then the Annuity Account Value immediately before the withdrawal will not be altered to take into account the Market Value Adjustment. As a result, for purposes of determining the taxable portion of the partial withdrawal, the Annuity Account Value will not reflect the amount, if any, deducted from or added to the Guarantee Period due to the Market Value Adjustment. Full surrenders are treated as taxable income to the extent that the amount received exceeds the "investment in the contract." The taxable portion of any annuity payment is taxed at ordinary income tax rates.

  Annuity Payments

  Although the tax consequences may vary depending on the annuity form elected under the Contract, in general, only the portion of the annuity payment that represents the amount by which the Annuity Account Value exceeds the "investment in the contract" will be taxed; after the investment in the contract is recovered, the full amount of any additional annuity payments is taxable. For fixed annuity payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each annuity payment is taxable. Once the investment in the Contract has been fully recovered, the full amount of any additional annuity payments is taxable. If the annuity payments cease as a result of an Annuitant's death before full recovery of the "investment in the contract," you should consult a competent tax adviser regarding the deductibility of the unrecovered amount.

  Penalty Tax

  In the case of a distribution pursuant to a Non-Qualified Contract, there may be imposed a federal income tax penalty equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions:
  (1) made on or after the date on which the recipient of payments under the Contract attains age 59 1/2; (2) made as a result of death or disability of the recipient of payments under the Contract; or (3) received in substantially equal periodic payments as a life annuity or a joint and survivor annuity for the lives or life expectancies of the Owner and a "designated beneficiary." Other exemptions or tax penalties may apply to certain distributions pursuant to an IRA. For more details regarding these exemptions or penalties consult a competent tax adviser.

  Taxation of Death Benefit Proceeds

  Amounts may be distributed from the Contract because of the death of an Owner or the Annuitant. Generally such amounts are includible in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an annuity form, they are taxed in the same manner as annuity payments, as described above.

  Distribution-at-Death Rules

  In order to be treated as an annuity contract, the terms of the Contract must provide the following two distribution rules: (A) if any Contract Owner dies on or after the date annuity payments commence, and before the entire interest in the Contract has been distributed, the remainder of his interest will not be distributed under a slower distribution schedule than that provided for in the method in effect on the Contract Owner's death; and (B) if any Contract Owner dies before the date annuity payments commence, his entire interest must generally be distributed within five years after the date of death provided that if such interest is payable to a designated Beneficiary, then such interest may be made over the life of that designated Beneficiary or over a period not extending beyond the life expectancy of that Beneficiary, so long as payments commence within one year after the Contract Owner's death. If the sole designated Beneficiary is the spouse of the Contract Owner, the Contract may be continued in the name of the spouse as Contract Owner. The designated Beneficiary is the natural person designated by the terms of the Contract or by the Contract Owner as the individual to whom ownership of the contract passes by reason of the Contract Owner's death. If the Contract Owner is not an individual, then for purposes of the distribution at death rules, the Primary Annuitant is considered the Contract Owner. In addition, when the Contract Owner is not an individual, a change in the Primary Annuitant is treated as the death of the Contract Owner.

  Transfers, Assignments, or Exchanges

     A Transfer of ownership of a Contract, the designation of an Annuitant, Payee or other Beneficiary who is not also the Owner, or the exchange of a Contract may result in adverse tax consequences to the Owner that are not discussed herein. An Owner contemplating any such designation, transfer, assignment, or exchange of a Contract should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

  Multiple Contracts

  All deferred, non-qualified annuity contracts that are issued by the Company (or our affiliates) to the same Owner during any calendar year will be treated as one annuity contract for purposes of determining the amount includible in gross income under section 72(e) of the Code. Amounts received under any such Contract may be taxable (and may be subject to the 10% Penalty Tax) to the extent of the combined income in all such Contracts. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of section 72(e) through the serial purchase of annuity contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity contract and separate deferred annuity contracts as a single annuity contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

  Withholding

     Annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Recipients, however, generally are provided the opportunity to elect not to have tax withheld from distributions. Certain distributions from IRAs are subject to mandatory federal income tax withholding.

  Possible Changes in Taxation

     In past years, legislation has been proposed that would have adversely modified the federal taxation of certain annuities. For example, one such proposal would have changed the tax treatment of non-qualified annuities that did not have "substantial life contingencies" by taxing income as it is credited to the annuity. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

  Section 1035 Exchanges

     Code Section 1035 provides that no gain or loss shall be recognized on the exchange of one annuity contract for another. A replacement contract obtained in a tax-free exchange of contracts succeeds to the status of the original contract. Special rules apply to Contracts issued prior to August 14, 1982. Prospective Owners wishing to take advantage of a Section 1035 exchange should consult their tax adviser.

  Individual Retirement Annuities

  The Contract may be used with IRAs as described in Section 408 of the Code. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity. Also, certain kinds of distributions from certain types of qualified and non-qualified retirement plans may be "rolled over" following the rules set out in the Code to maintain favorable tax treatment, to an Individual Retirement Annuity. The sale of a Contract for use with an IRA may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with IRA's will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within seven days of purchase of the IRA Contract.

  Various tax penalties may apply to contributions in excess of specified limits, aggregate distributions in excess of $150,000 annually, distributions that do not satisfy specified requirements, and certain other transactions. The Contract will be amended as necessary to conform to the requirements of the Code. Purchasers should seek competent advice as to the suitability of the Contract for use with IRA's.

  If a Contract is issued in connection with an employer's Simplified Employee Pension ("SEP") plan, Owners, Annuitants and Beneficiaries are cautioned that the rights of any person to any of the benefits under the Contract may be subject to the terms and conditions of the plan itself, regardless of the terms and conditions of the Contract.

  If a Contract is purchased to fund an IRA the Annuitant must also be the Owner. In addition, if a Contract is purchased to fund an IRA, minimum distributions must commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2. You should consult your tax adviser concerning these matters.

  The Contract and prototype IRA endorsement have been submitted for IRS approval and determination that they are acceptable under Section 408 of the Code, so that each individual who purchases a Contract with an IRA endorsement will be considered to have adopted a retirement savings program that satisfies the requirements of Section 408 of the Code. The IRS approval is a determination only as to the form of the Contract and does not represent a determination of the merits of the Contract.

  At the time the Initial Contribution is paid, a prospective purchaser must specify whether he or she is purchasing a Non-Qualified Contract or an IRA. If the initial Contribution is derived from an exchange or surrender of another annuity contract, we may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity contract. We will require that persons purchase separate Contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate Contract would require the minimum initial Contribution stated above. Additional Contributions under a Contract must qualify for the same federal income tax treatment as the initial Contribution under the Contract; we will not accept an additional Contribution under a Contract if the federal income tax treatment of such Contribution would be different from that of the initial Contribution.

  Seek Tax Advice

  The foregoing discussion of the federal income tax consequences is only a brief summary and is not intended as tax advice. Further, the federal income tax consequences discussed herein reflect our understanding of current law and the law may change. Federal estate tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each Owner or recipient of the distribution. A COMPETENT TAX ADVISER SHOULD BE CONSULTED FOR FURTHER INFORMATION.

                       ASSIGNMENTS OR PLEDGES

  Generally, rights in the Contract may be assigned or pledged for loans at any time during the life of the Annuitant;
  however, if the Contract is an IRA, the Owner may not assign the Contract as collateral.

  If  a  non-IRA  Contract  is  assigned,  the  interest  of  the assignee has  priority over the  interest of the  Owner and the
  interest  of  the  Beneficiary.  Any   amount  payable  to  the
  assignee will be paid in a single sum.

  A copy of any assignment must be submitted to the Company at the Schwab Annuity Service Center. Any assignment is subject to any action taken or payment made by the Company before the assignment was processed. The Company is not responsible for the validity or sufficiency of any assignment.

  If any  portion of  the Annuity  Account Value  is assigned  or pledged  for a  loan, it  may be  treated as a  distribution. A
  competent  tax   adviser  should   be  consulted  for   further
  information.

                          PERFORMANCE DATA

  From time to time, we may advertise yields and average annual total returns for the Investment Divisions. In addition, we may advertise the effective yield of the Schwab Money Market Investment Division. These figures will be based on historical information and are not intended to indicate future performance.

  The yield of the Schwab Money Market Investment Division refers to the annualized income generated by an investment in that Investment Division over a specified seven-day period. The yield is calculated by assuming that the income generated for that seven-day period is generated each seven-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment in that Investment Division is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

  The yield of an Investment Division (other than the Schwab Money Market Investment Division) refers to the annualized income generated by an investment in that Investment Division over a specified thirty-day period. The yield is calculated by assuming that the income generated by the investment during that thirty-day period is generated each thirty-day period over a twelve-month period and is shown as a percentage of the investment.

  The yield calculations do not reflect the effect of any Premium Tax that may be applicable to a particular Contract. To the extent that premium taxes are applicable to a particular Contract, the yield of that Contract will be reduced. For a description of the methods used to determine yield and total returns, see the Statement of Additional Information.


     Investment Division   Effective Yield

     Money Market        4.10%

  The average annual total return of an Investment Division refers to return quotations assuming an investment has been held in the Investment Division for various periods of time including, but not limited to, a period measured from the date the Investment Division commenced operations. When an Investment Division has been in operation for 1, 5, and 10 years, respectively, the average annual total return for these periods will be provided. The average annual total return quotations will represent the average annual compounded rates of return that would equate an initial investment of $1,000 to the redemption value of that investment (excluding Premium
  Tax) as of the last day of each of the periods for which total return quotations are provided. For additional information regarding yields and total returns calculated using the standard formats briefly described herein, please refer to the Statement of Additional Information.


   Investment Division            One    Three   Five     Since     Inception
                                 Year    Year    Year   Inception    Date of
                                                                   Underlying
                                                                      Fund
   Alger    American     Growth 12.39%  15.18%  15.60%     17.58%      1/9/89
   Portfolio
   Alger     American     Small  3.30%  11.89%  10.04%     17.70%     9/21/88
   Capitalization Portfolio
   American  Century VP Capital -5.11%   6.49%   5.23%      9.78%    11/20/87
   Appreciation

   American     Century      VP 13.35%     N/A     N/A     12.17%      5/1/94
   International
   Berger   IPT-Small   Company    N/A     N/A     N/A     -1.73%     4/15/96
   Growth Fund
   Federated  American  Leaders 20.55%     N/A     N/A     17.01%     2/10/94
   Fund II
   Federated   Fund  for   U.S.  3.32%     N/A     N/A      4.71%     3/28/94
   Government Securities II
   Federated Utility Fund II    10.62%     N/A     N/A      9.67%     2/10/94

   INVESCO    VIF-High    Yield 15.60%     N/A     N/A     12.61%      5/1/94
   Portfolio
   INVESCO       VIF-Industrial 21.25%     N/A     N/A     20.41%      8/1/94
   Income Portfolio
   INVESCO   VIF-Total   Return 11.23%     N/A     N/A     12.98%      6/1/94
   Portfolio
   Janus    Aspen    Aggressive  7.04%  15.97%     N/A     20.27%     9/13/93
   Growth Portfolio
   Janus      Aspen      Growth 17.45%  15.57%     N/A     15.21%     9/13/93
   Portfolio

   Janus    Aspen     Worldwide 27.95%  17.59%     N/A     22.13%     9/13/93
   Growth Portfolio
   Lexington  Emerging  Markets  6.55%     N/A     N/A      0.56%     3/30/94
   Fund
   Montgomery Variable  Series:    N/A     N/A     N/A     26.14%      2/9/96
   Growth Fund
   Montgomery Variable  Series:    N/A     N/A     N/A     -2.54%    11/27/96
   International      Small-Cap
   Fund
   SAFECO RST Equity Portfolio  23.73%  19.44%  18.25%     13.45%     7/21/87


   Schwab  Asset  Director-High    N/A     N/A     N/A      3.54%     11/1/96
   Growth Portfolio


                                      -57 -






   Schwab S&P 500 Portfolio        N/A     N/A     N/A      5.16%     11/1/96
   SteinRoe             Capital 25.87%  11.84%  16.37%     16.50%      1/1/89
   Appreciation Fund
   Strong Discovery Fund II     -0.04%   7.92%     N/A     11.30%      5/8/92
   Van   Eck   Worldwide   Hard 17.04%   6.72%  13.54%      7.25%      9/1/89
   Assets Fund

  Performance information for any Investment Division reflects only the performance of a hypothetical Contract under which Annuity Account Value is allocated to an Investment Division during a particular time period on which the calculations are based. Performance information should be considered in light of the investment objectives and policies and characteristics of the Eligible Funds in which the Investment Division invests, and the market conditions during the given time period, and should not be considered as a representation of what may be achieved in the future.

  Reports and  promotional  literature  may  also  contain  other information including (1) the ranking of any Investment Division derived from rankings of variable annuity separate accounts or their investment products tracked by Lipper Analytical Services, Inc., VARDS, Morningstar, Value Line, IBC/Donoghue's Money Fund Report, Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard & Poor's Indices, Dow Jones Industrial Average, and other rating services, companies, publications, or other persons who rank separate accounts or other investment products on overall performance or other criteria, and (2) the effect of tax-deferred compounding on investment returns, or returns in general, which may be illustrated by graphs, charts, or otherwise, and which may include a comparison, at various points in time, of the return from an investment in a Contract (or returns in general) on a tax-deferred basis (assuming one or more tax rates) with the return on a currently taxable basis. Other ranking services and indices may be used.

  We may from time to time also disclose cumulative (non-annualized) total returns for the Investment Divisions. We may from time to time also disclose yield and standard total returns for any or all Investment Divisions.

  We may  also advertise performance  figures for the  Investment
  Divisions based on the performance of an Eligible Fund prior to the time the Series Account commenced operations.

  For additional information regarding the calculation of other performance data, please refer to the Statement of Additional
  Information.

  DISTRIBUTION OF THE CONTRACTS

  Charles Schwab & Co., Inc. ("Schwab") is the principal underwriter and distributor of the Contracts. Schwab is registered with the Securities and Exchange Commission as a broker/dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 101 Montgomery, San Francisco, California 94104, telephone 800-838-0649.

  Certain administrative services are provided by Schwab to assist the Company in the processing of the Contracts, which services are described in written agreements between Schwab and the Company. The Company has agreed to indemnify Schwab (and its agents, employees, and controlling persons) for certain damages arising out of the sale of the Contracts, including those arising under the securities laws.


                      SELECTED FINANCIAL DATA

  First GWL&A was incorporated on April 9, 1996 and had no operations until receipt of its certificate of authority from the Superintendent of Insurance of New York on May 28, 1997. Please see the financial statements of First Great-West Life & Annuity Insurance Company included elsewhere in this Prospectus for information related to its financial condition.



  MANAGEMENT'S DISCUSSION  AND  ANALYSIS OF  FINANCIAL  CONDITION
  AND RESULTS OF OPERATIONS

  The Company

  The Company commenced operations as a New York domiciled life insurer as of May 28, 1997. Accordingly, as of the date of this Prospectus, the Company has not had a significant operating history. The Company will operate in one business segment as a provider of life, health and annuity products to groups of individuals associated with employers or distributors; however, the business operations of First GWL&A will be segregated into two major business units: the Employee Benefits division, which distributes life, health, disability income insurance and 401(k) products to employee groups, primarily to small-to-mid-sized corporations; and the Financial Services Division, which distributes accumulation and payout annuity products for both group and individual clients, primarily in the public/non-profit sectors, as well as insurance products for individual clients.


  Liquidity and Capital Resources

  The principal short- and long-term liquidity needs of the Company will be closely managed to satisfy policyholder benefits. The liquidity needs of the Company will be closely managed through cash flow matching of assets and liabilities, and the forecasting of earned and required yields to ensure consistency between policyholder requirements and the yield of assets.

  Regulation and Reserves

  The Company is subject to regulation and supervision by the insurance departments of the state in which it is licensed. This regulation covers a variety of areas, including policy reserve requirements, adequacy of company capital and surplus, operational standards, and financial accounting policies and procedures.

  Pursuant to state insurance laws and regulations, the Company is obligated to hold policy reserves to meet its obligations under all outstanding insurance contracts. These reserves are based on a number of assumptions as to future experience.
  Neither the reserve requirements nor the other aspects of state insurance regulation provide absolute protection to holders of insurance contracts if the Company were to experience unexpected losses (e.g., infectious diseases or catastrophic investment losses).

  Competition

  The Company is engaged in a business that is highly competitive due to the large number of insurance companies and other entities competing in marketing, administering, and selling insurance products. There are approximately 2,300 insurers in the life insurance business in the United States.


  Segment Information

  The Company operates in one business segment as a provider of life, health and annuity products to groups of individuals associated with employers or distributors.

  Employees and Facilities

  The Company has an administrative services agreement with Great-West Life & Annuity Insurance Company, to provide administrative support for all aspects of the Company s business. Great-West Life & Annuity has approximately 4,300 employees in its U.S. operations. The Company's executive offices are located at 125 Wolf Road, Suite 110, Albany, New York 12205.

  State Regulation

  As  a life insurance company  organized and  operated under New
  York law, First GWL&A is subject to provisions governing such companies and regulation by the New York Superintendent of Insurance.

  First  GWL&A's  books and  accounts are  subject to  review and examination by the  New York Division of Insurance at any time,
  and  a  full   examination  of  its  operations   is  conducted
  triennially.

  In addition, First GWL&A is subject to comprehensive and detailed regulation and supervision by the supervisory agencies in each jurisdiction in which it conducts business. Each state's supervisory agency has broad administrative authority which includes, but is not limited to, the power to regulate licenses to transact business, trade practices, agent licensing, policy forms, claims practices, underwriting practices, reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, the form and content of required financial statements and the type and amounts of investments permitted. First GWL&A is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its accounts are subject to examination by such agencies at regular intervals. Under insurance guaranty fund laws in most states, insurers can be assessed up to prescribed limits for insurance contract losses incurred by insolvent companies.

  In addition, most jurisdictions, including New York, regulate affiliated groups of insurers such as First GWL&A and its affiliates under insurance holding company legislation. Under such laws, intercorporate transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial position of the company making the transfer. Changes in control also are regulated under these laws.

  Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect First GWL&A's insurance business include employee benefits regulation, controls on medical care costs, insurance reform, managed care regulation, medical entitlement programs (e.g., Medicare), removal of barriers preventing banks from engaging in the insurance and mutual fund businesses, the taxation of insurance companies and the tax treatment of insurance products.

  The  Securities  and  Exchange   Commission  regulates  certain
  separate accounts of First GWL&A and the mutual funds used as funding vehicles for those accounts.

  Directors and Officers

  Set forth below is information concerning the Company's directors and executive officers, together with their principal occupation for the past five years. Unless otherwise indicated, all of the directors and executive officers have been engaged for not less than five years in their present principal occupation or in another executive capacity with the companies or firms identified.

  Directors           Principal Occupation Last 5 Years

  Marcia D. Alazraki      Partner, Simpson Thacher & Bartlett

  James Balog             Director  of   Great-West  since  March
                          1993;   previously   Chairman,  Lambert
                          Brussels Capital Corporation

  James W. Burns, O.C.    Chairman of  the Boards  of Lifeco1  and
                          GWL; Deputy Chairman, PCC2

  Paul Desmarais, Jr.     Chairman    and    Co-Chief   Executive
                          Officer, PCC; Chairman, PFC3

  Robert Gratton          Chairman of  the Board  of  Great-West;
                          President and  Chief Executive Officer,
                          PFC

  N. Berne Hart           Director  of Great-West  since February
                          1992; previously Chairman, United Banks
                          of Colorado, Inc.

  Stuart Z. Katz          Partner, Fried,  Frank, Harris, Shriver
                          & Jacobson

  William T. McCallum     President and  Chief Executive Officer,
                          Great-West;    President    and   Chief
                          Executive  Officer  (U.S.  Operations),
                          GWL

  Brian E. Walsh          Partner,  Trinity  L.P.  since  January
                          1996; previously  Managing Director and
                          Co-head,   Global    Investment   Bank,
                          Bankers Trust Company

  1 Great-West Lifeco Inc.
  2 Power Corporation of Canada
  3 Power Financial Corporation

  Executive Officers      Principal Occupation Last 5 Years

  William T. McCallum     President  and Chief  Executive Officer
                          of   the    Company   and   Great-West;
                          President  and Chief  Executive Officer
                          (U.S. Operations), GWL

  Dennis Low              Executive  Vice   President,  Financial
                          Services of the Company, Great-West and
                          GWL

  James D. Motz           Executive  Vice   President,   Employee
                          Benefits of the Company, Great-West and
                          GWL

  Robert D. Bond          Senior   Vice    President,   Financial
                          Services of the Company, Great-West and
                          GWL;  prior  to   May  1992,   National
                          Director, Public  Marketing, Aetna Life
                          Insurance Company

  John T. Hughes          Senior Vice President, Chief Investment
                          Officer of the  Company, Great-West and
                          GWL

  D. Craig Lennox         Senior Vice  President, General Counsel
                          and Secretary of the Company and Great-
                          West; Senior Vice  President and  Chief
                          U.S. Legal Officer, GWL

  Martin L. Rosenbaum     Senior    Vice    President,   Employee
                          Benefits  Operations  of  the  Company,
                          Great-West and GWL

  Douglas L. Wooden       Senior   Vice    President,   Financial
                          Services of the Company, Great-West and
                          GWL

  Executive Compensation

     Executive officers of the Company may also serve one or more affiliated companies of First GWL&A. Allocations have been made as to each individual's time devoted to his duties as an executive officer of the Company. The following table shows the cash compensation paid, based on these allocations, to the Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") whose allocated compensation exceeded $60,000, for services rendered in all capacities to the
  C    o    m    p    a    n    y  i    n   1    9    9    6    .

                         Compensation Table




   Name and                    Year   Annual Compensation(1)      Long-Term
                                                                Compensation
                                                                   Awards
   Principal Position                    Salary     Bonus   Securities Under
                                       ($)        ($)        Options Granted
                                                                    (2)

   W.T. McCallum,               1996            0        0        None
   President and
   Chief Executive Officer
   D. Low,                      1996            0        0        None
   Executive Vice President,
   Financial Services
   J.T. Hughes,                 1996            0        0        None
   Senior Vice President,
   Chief Investment Officer

   D.L. Wooden,                 1996            0        0        None
   Senior Vice President,
   Financial Services
   J.D. Motz,                   1996            0        0        None
   Executive Vice President,
   Employee Benefits

  (1) The aggregate of perquisites and other personal benefits, securities or property provided to each Named Executive Officer in 1996 did not exceed the lesser of $50,000 and 10% of the total of the individual's annual salary and bonus.

  (2) Options are for common shares of Lifeco ("Lifeco Options"). Lifeco options are granted by Great-West Lifeco pursuant to the Great-West Lifeco Inc. Stock Option Plan which was approved by Great-West Lifeco shareholders on April 24, 1996. Lifeco options become exercisable 20% per year commencing on the first anniversary date of the grant and expire 10 years after the date of the grant.

  Pension Plan Table

  The following  table sets out  the pension benefits payable  to
  the  Named  Executive  Officers  by   Great-West  Life  or  the
  Company, as of December 31, 1996.


                      Employees' Pension Plan
   Remuneration                        Years of Service

   ($)             15         20        25       30        35

                  120,000   160,000   200,000  240,000   240,000400,000
      500,000     150,000   200,000   250,000  300,000   300,000
      600,000     180,000   240,000   300,000  360,000   360,000
      700,000     210,000   280,000   350,000  420,000   420,000

      800,000     240,000   320,000   400,000  480,000   480,000
      900,000     270,000   360,000   450,000  540,000   540,000
    1,000,000     300,000   400,000   500,000  600,000   600,000


  The Named Executive Officers have the following years of service:

  Name           Years of Service
  W.T. McCallum     30
  D. Low            31
  J.T. Hughes        6
  D.L. Wooden        5
  J.D. Motz         27



  For W.T. McCallum, the benefits shown are payable commencing December 31, 2000, and remuneration is the average of the highest 36 consecutive months of compensation during the last 86 months of employment. For D. Low, J.T. Hughes, D.L. Wooden and J.D. Motz, the benefits shown are payable upon the attainment of age 62, and remuneration is the average of the highest 60 consecutive months of compensation during the last 86 months of employment. Compensation includes salary and bonuses prior to any deferrals. The normal form of pension is a life only annuity. Other optional forms of pension payment are available on an actuarially equivalent basis. The benefits listed in the table are subject to deduction for social security and other retirement benefits.

  Ownership of Securities

  All of the Company's outstanding shares are owned by Great-West Life & Annuity Insurance Company, 8515 East Orchard Road, Englewood, CO 80111. GWL&A is in turn owned 100% by the Great-West Life Assurance Company, 100 Osborne Street North, Winnipeg, Manitoba, Canada R3C 3A5. The Great-West Life Assurance Company is owned 99.5% by Great-West Lifeco Inc., both of which share the same address. Great-West Lifeco Inc. is owned 86.5% by Power Financial Corporation, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3. It is owned 68.3% by 171263 Canada Inc., which is owned 100% by Power Corporation of Canada, both of which share the same address as Power Financial Corporation. Mr. Paul Desmarais, 751 Victoria Square, Montreal, Quebec, Canada H2Y 2J3, through a group of private holding companies, which he controls, has voting control of Power Corporation of Canada.


                           VOTING RIGHTS

  To the extent required by applicable law, all Eligible Fund shares held in the Series Account will be voted by the Company at regular and special shareholder meetings of the respective Eligible Funds in accordance with instructions received from
  persons   having   voting  interests   in   the   corresponding
  Investment  Division.  If,   however,  the  1940  Act   or  any
  regulation thereunder should be amended, or if the present interpretation thereof should change, or if we determine that we are allowed to vote all Eligible Funds shares in our own rights, we may elect to do so.

  Before the annuity commencement date, you the Owner, have the voting interest. The number of votes which are available to you will be calculated separately for each of your Variable Sub-Accounts. That number will be determined by applying your percentage interest, if any, in a particular Investment
  Division to the total number of votes attributable to that Investment Division. You hold a voting interest in each Investment Division to which your Annuity Account Value is allocated. If you select a variable annuity option, the votes attributable to a Contract will decrease as annuity payments are made.

  The number of votes of an Eligible Fund will be determined as of the date coincident with the date established by that Eligible Fund for determining shareholders eligible to vote at the meeting of the Eligible Funds. Voting instructions will be solicited by written communication prior to such meeting in accordance with procedures established by the respective Eligible Funds.

  Shares as  to which  no  timely instructions  are received  and shares held by us as to which Owners have no beneficial interest will be voted in proportion to the voting instructions which are received with respect to all Contracts participating in the Investment Division. Voting instructions to abstain on any item to be voted upon will be applied on a pro rata basis to reduce the votes eligible to be cast.

  Each person or  entity having a voting interest in a Investment
  Division  will  receive  proxy  material,   reports  and  other
  material relating to the appropriate Eligible Fund.

  It should be noted that generally the Eligible Funds are not required to, and do not intend to, hold annual or other regular meetings of shareholders.

  Contract Owners have no voting rights in the Company.


                   RIGHTS RESERVED BY THE COMPANY

  The Company reserves the right to make certain changes if, in its judgment, they would best serve the interests of Owners and Annuitants or would be appropriate in carrying out the purposes of the Contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, the Company will obtain your approval of the changes and approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes the Company may make include:

  - To operate the Series Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

  - To transfer any assets in any Investment Division to another Investment Division, or to one or more separate accounts, or to a Guarantee Period; or to add, combine or remove Investment Divisions of the Series Account.

  - To substitute, for the Eligible Fund shares in any Investment Division, the shares of another Eligible Fund or shares of another investment company or any other investment permitted by law.

  - To make any changes required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

  -    To change the  time or time  of day  at which a  Valuation
  Date is deemed to have ended.

  - To make any other necessary technical changes in the Contract in order to conform with any action the above provisions permit the Company to take, including to change the way the Company assess charges, but without increasing as to any then outstanding Contract the aggregate amount of the types of charges which the Company has guaranteed.

                         LEGAL PROCEEDINGS

  There are at present no material legal proceedings to which the Series Account is a party or to which the assets of the Series Account are subject. The Company is not currently a party to, and its property is not currently subject to, any material legal proceedings. The lawsuits to which the Company is a party are, in the opinion of management, in the ordinary course of business, and are not expected to have a material adverse effect on the financial results, conditions or prospects of the Company.


                           LEGAL MATTERS

  Advice regarding certain legal matters concerning the federal securities laws applicable to the issue and sale of the Contract has been provided by Jorden Burt Berenson & Johnson LLP. The organization of the Company, the Company's authority to issue the Contract, and the validity of the form of the Contract have been passed upon by W. Kay Adam, Vice President, Counsel and Associate Secretary of the Company.

                              EXPERTS

  The balance sheet of First Great-West Life & Annuity Insurance Company as of April 4, 1997 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       AVAILABLE INFORMATION

  We have filed a registration statement ("Registration Statement") with the Commission under the 1933 Act relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto. Reference is hereby made to the Registration Statement and exhibits for further information relating to us and the Contracts. Statements contained in this Prospectus, as to the content of the Contracts and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed as exhibits to the Registration Statement. The Registration Statement and its exhibits may be inspected and copied at the offices of the Commission located at 450 Fifth Street, N.W., Washington, D.C.

  The Statement of  Additional Information contains more specific information relating  to the  Series Account  and First  GWL&A.
  The  Table   of  Contents  of   the  Statement  of   Additional
  Information is set forth below:

     1.     General Information
     2. First Great-West Life & Annuity Insurance Company and the Variable Annuity-1 Series Account
     3.     Calculation of Annuity Payments
     4.     Postponement of Payments
     5.     Services
     6.     Withholding
     7.     Calculation of Performance Data

                             Appendix A


  On the following pages are four examples of Market Value Adjustments illustrating (1) increasing interest rates, (2) decreasing interest rates, (3) flat interest rates (i and j are within .10% of each other), and (4) less than 6 months to maturity.

  Example #1 - Increasing Interest Rates

     Deposit:                    $25,000 on November 1, 1996
     Maturity Date:              December 31, 2006
     Interest Guarantee Period:  10 years
     i:                          assumed to be 6.15%
     Surrender Date:             July 1, 2001
     j:                          7.00%
     Amount Surrendered:         $10,000
     N:                          65

       MVAF   =      {[(1 + i)/(1 + j)]N/12} - 1
              =      {[1.0615/1.07]65/12} - 1
              =      .957718 - 1
              =      -.042282

       MVA    =      (amount Transferred or surrendered) x MVAF
              =      $10,000 x - .042282
              =      - $422.82

  Surrender  Value    =  (amount  Transferred  or  surrendered  +
  MVA)x(1-CDSC)
                   =  ($10,000 + - $422.82)x(1-0)
                   =  $9,577.18

  Example #2 - Decreasing Interest Rates

     Deposit:                  $25,000 on November 1, 1996
     Maturity Date:            December 31, 2006
     Interest Guarantee Period: 10 years
     i:                        assumed to be 6.15%
     Surrender Date:           July 1, 2001
     j:                        5.00%
     Amount Surrendered:       $10,000
     N:                        65

       MVAF   =    {[(1 + i)/(1 + j)]N/12} - 1
              =    {[1.0615/1.05]65/12} - 1
              =    .060778

       MVAF   =    (amount Transferred or surrendered) x MVAF
              =    $10,000 x .060778
              =    $607.78

  Surrender  Value   =  (amount  Transferred   or  surrendered  +
  MVA)x(1-CDSC)
              =    ($10,000 + $607.78)x(1-0)
              =    $10,607.78


  Example #3 - Flat Interest Rates

     Deposit:                  $25,000 on November 1, 1996
     Maturity Date:            December 31, 2006
     Interest Guarantee Period: 10 years
     i:                        assumed to be 6.15%
     Surrender Date:           July 1, 2001
     j:                        6.24%
     Amount Surrendered:       $10,000
     N:                        65

       MVAF   =    {[(1 + i)/(1 + j)]N/12} - 1
              =    {[1.0615/1.0624]65/12} - 1
              =    .995420 - 1
              =    -.004580

       MVA    =    (amount Transferred or surrendered) x MVAF
              =    $10,000 x -.004589
              =    $45.80

  Surrender   Value  =  (amount   Transferred  or  surrendered  +
  MVA)x(1-CDSC)
              =    ($10,000 - $45.80)x(1-0)
              =    $9,954.20


  Example #4 - N<6 (less than 6 months to maturity)

     Deposit:                  $25,000 on November 1, 1996
     Maturity Date:            December 31, 2006
     Interest Guarantee Period: 10 years
     i:                        assumed to be 6.15%
     Surrender Date:           July 1, 2006
     j:                        7.00%
     Amount Surrendered:       $10,000
     N:                        5

     MVAF =   {[(1 + i)/(1 + j)]N/12} - 1
       =      {[1.0615/1.07]5/12} - 1
       =      .99668 - 1
       =      -.00332
       However, N<6, so MVAF = 0

     MVAF     =    (amount Transferred or surrendered) x MVAF
              =    $10,000 x 0
              =    $0

  Surrender  Value  =   (amount  Transferred  or  surrendered   +
  MVA)x(1-CDSC)
              =    ($10,000 + $0)x(1-0)
              =    $10,000


  The Contract Owner Transaction Expenses apply to each Contract, regardless of how the Annuity Account Value is allocated. The Investment Division Annual Expenses do not apply to the Guarantee Period Fund. There is a $10 fee for each transfer in excess of 12 in any calendar year. The Contract Maintenance Charge is currently waived for Contracts with an Annuity Account Value of at least $50,000. If your Annuity Account Value falls below $50,000 due to a withdrawal, the Contract Maintenance Charge will be reinstated until such time as your Annuity Account Value is equal to or greater than $50,000. This charge may also be waived for Contracts issued under certain sponsored arrangements.

  FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
  (A wholly-owned subsidiary of
  Great-West Life & Annuity Insurance Company)


  Balance Sheet as of April 4, 1997 and
  Independent Auditors' Report




  INDEPENDENT AUDITORS' REPORT


  To the Board of Directors and Stockholder of First Great-West Life & Annuity Insurance Company:

  We have audited the accompanying balance sheet of First Great-West Life & Annuity Insurance Company (a wholly-owned subsidiary of Great-West Life & Annuity Insurance Company) as of April 4, 1997. This financial statement is the
  responsibility   of    the   Company's    management.       Our
  responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of First Great-West Life & Annuity Insurance Company as of April 4, 1997 in conformity with generally accepted accounting principles.

  /s/ Deloitte & Touche LLP

  Deloitte & Touche  LLP

  Denver, Colorado

           April 14, 1997


  FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

  BALANCE SHEET
  APRIL 4, 1997

  ASSETS
  Cash
  $6,000,000
                     TOTAL ASSETS
  $6,000,000

  STOCKHOLDER'S EQUITY
  Common stock, $1,000 par value, 2,000 shares authorized,
  $2,000,000
  issued and outstanding
  Additional paid-in capital
  $4,000,000
                     TOTAL STOCKHOLDER'S EQUITY
  $6,000,000

  FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

  NOTES TO FINANCIAL STATEMENTS
  APRIL 4, 1997


  1.   ORGANIZATION

  Organization - First Great-West Life & Annuity Insurance Company (the Company) is a wholly-owned subsidiary of Great-West Life & Annuity Insurance Company (The Parent Corporation). The Company was incorporated as a stock life insurance company on April 9, 1996 in the State of New York and was capitalized on April 4, 1997 through a $6,000,000 cash investment from its Parent for 2,000 shares of common stock. The Company is currently seeking licensure as an insurance company in the State of New York.

  Basis   of  Presentation   -  The   preparation  of   financial
  statements in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

  2.   SIGNIFICANT ACCOUNTING PRINCIPLES

  Cash - cash includes only amounts in demand deposit accounts.

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